                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                   FORM U-3A-2

   Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the
           Provisions of the Public Utility Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

                        Constellation Energy Group, Inc.

hereby files with the Securities and Exchange Commission, pursuant to Rule 2 its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935 and submits the following information:

               1. Name, state of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

-------------------------------------------------------------------------------------------------------------
Name                                  State of Organization               Location and Nature of Business

-------------------------------------------------------------------------------------------------------------
Constellation Energy Group, Inc.      MD                                  Baltimore, MD - holding company
------------------------------------- ----------------------------------- -----------------------------------

                      Subsidiaries of Constellation Energy Group, Inc.
                      ------------------------------------------------

------------------------------------- ----------------------------------- -----------------------------------
Baltimore Gas and Electric Company    MD                                  Baltimore, MD - public utility

-------------------------------------------------------------------------------------------------------------
Constellation Enterprises, Inc.       MD                                  Baltimore, MD - holding company

------------------------------------- ----------------------------------- -----------------------------------
Constellation Nuclear, LLC            MD                                  Baltimore, MD - holding company

------------------------------------- ----------------------------------- -----------------------------------
New Constellation Energy Group, Inc.  MD                                  Baltimore, MD - Inactive
------------------------------------- ----------------------------------- -----------------------------------

                                Subsidiaries of Baltimore Gas and Electric Company
                                --------------------------------------------------

------------------------------------- ----------------------------------- -----------------------------------
District Chilled Water General        MD                                  Baltimore, MD - district chilled
Partnership                                                               water systems
------------------------------------- ----------------------------------- -----------------------------------
BGE Capital Trust I                   DE                                  Baltimore, MD - business trust
------------------------------------- ----------------------------------- -----------------------------------
Silicon Power Corporation             PA                                  Malvern, PA - manufacturer
------------------------------------- ----------------------------------- -----------------------------------

                                Subsidiaries of Constellation Nuclear, LLC
                                ------------------------------------------

------------------------------------- ----------------------------------- -----------------------------------
Constellation Nuclear Services,       MD                                  Baltimore, MD - nuclear
Inc.
                                                                          consulting services
------------------------------------- ----------------------------------- -----------------------------------
Constellation Nuclear Power Plants,   DE                                  Baltimore, MD - nuclear holding
Inc.                                                                      company
------------------------------------- ----------------------------------- -----------------------------------
Constellation Nuclear Services, LLC   DE                                  Inactive.  To be dissolved
------------------------------------- ----------------------------------- -----------------------------------

                        Subsidiary of Constellation Nuclear Power Plants, Inc.
                        ------------------------------------------------------

------------------------------------- ----------------------------------- -----------------------------------
Calvert Cliffs Nuclear Power Plant,   DE                                  Inactive.  To be dissolved
LLC
------------------------------------- ----------------------------------- -----------------------------------

                                Subsidiaries of Constellation Enterprises, Inc.
                                -----------------------------------------------

------------------------------------- ----------------------------------- -----------------------------------
Constellation Energy Source, Inc.     DE                                  Baltimore, MD - energy services
(CES)
------------------------------------- ----------------------------------- -----------------------------------
BGE Home Products & Services, Inc.    MD                                  Baltimore, MD - energy services
(HPS)
------------------------------------- ----------------------------------- -----------------------------------
Constellation Holdings, Inc.          MD                                  Baltimore, MD - holding company
------------------------------------- ----------------------------------- -----------------------------------

                                Subsidiary of Constellation Energy Source, Inc.
                                -----------------------------------------------

------------------------------------------------------------------------- -----------------------------------
North Shore District Energy, LLC      DE                                  Baltimore, MD - operation and
                                                                          maintenance of an energy facility
------------------------------------- ----------------------------------- -----------------------------------

                        Subsidiaries of BGE Home Products & Services, Inc.
                        --------------------------------------------------

------------------------------------- ----------------------------------- -----------------------------------
BGE Commercial Building
Systems, Inc.                         MD                                  Baltimore, MD - energy services

------------------------------------- ----------------------------------- -----------------------------------
HPS Receivables, Inc.                 MD                                  Baltimore, MD - special purpose
                                                                          financing sub

------------------------------------- ----------------------------------- -----------------------------------
Power Provider, LLC                   DE                                  Baltimore, MD - Inactive
------------------------------------- ----------------------------------- -----------------------------------

                             Subsidiaries of Constellation Holdings, Inc.
                             --------------------------------------------

------------------------------------- ----------------------------------- -----------------------------------
Constellation Power, Inc. (CPI)       MD                                  Baltimore, MD - holding company
                                                                          for generation and other energy
                                                                          related investments and their
                                                                          operation
------------------------------------- ----------------------------------- -----------------------------------
Constellation Investments, Inc.       MD                                  Baltimore, MD - financial
(CII)                                                                     investments
------------------------------------- ----------------------------------- -----------------------------------
Constellation Real Estate Group,      MD                                  Baltimore, MD - real estate
Inc. (CREG)
------------------------------------- ----------------------------------- -----------------------------------
Constellation Power Source            MD                                  Baltimore, MD - merchant energy
Holdings, Inc.                                                            business holding company
------------------------------------- ----------------------------------- -----------------------------------

                      Subsidiaries of Constellation Power Source Holdings, Inc.
                      ---------------------------------------------------------

------------------------------------- ----------------------------------- -----------------------------------
Constellation Power Source            DE                                  Baltimore, MD - Inactive
Enterprises, Inc.
------------------------------------- ----------------------------------- -----------------------------------
Constellation Power Source, Inc.      DE                                  Baltimore, MD - power marketing
                                                                          and trading
------------------------------------- ----------------------------------- -----------------------------------

                             Subsidiaries of Constellation Power Source, Inc.
                             ------------------------------------------------

------------------------------------- ----------------------------------- -----------------------------------
Constellation Power Source Maine,     DE                                  Baltimore, MD - retail sale of
LLC                                                                       electricity in Maine
------------------------------------- ----------------------------------- -----------------------------------

                      Subsidiaries of Constellation Power Source Enterprises, Inc.
                      ------------------------------------------------------------

------------------------------------- ----------------------------------- -----------------------------------
Constellation Power Source            DE                                  Inactive.  To be dissolved.
Generation, LLC
------------------------------------- ----------------------------------- -----------------------------------
Constellation Power Source, LLC       DE                                  Inactive.  To be dissolved.
------------------------------------- ----------------------------------- -----------------------------------

                             Subsidiaries of Constellation Power, Inc.
                             -----------------------------------------

------------------------------------------------ ----------------- ----------------------------------------------
Cabazon Wind Partners, LLC                              CA         San Gorgonio Pass, CA - LLC formed to hold
                                                                   an electric generating facility, on which
                                                                   development  has been terminated.  Sold
                                                                   interest to Cannon Power Corporation
                                                                   11/15/01.
------------------------------------------------ ----------------- ----------------------------------------------
Endless Mountain Energy, LLC                            MD         Inactive.  Sold interest 3/30/01
------------------------------------------------ ----------------- ----------------------------------------------
Wisconsin Power Projects, LLC                           MD         New Berlin, WI - LLC formed to develop,
                                                                   own and operate a natural gas-fired electric
                                                                   peaking plant. Sold 70% membership
                                                                   interest on 11/30/01.
------------------------------------------------ ----------------- ----------------------------------------------
Mammoth-Pacific Limited Partnership                     CA         Mammoth Lakes, CA - partnership that owns a
                                                                   QF facility
------------------------------------------------ ----------------- ----------------------------------------------
Mammoth Power Associates, L.P.                          CA         Mammoth Lakes, CA - power development and
                                                                   geothermal leases
------------------------------------------------ ----------------- ----------------------------------------------
CE SEGS IX, Inc.                                        MD         Montgomery County, MD - ownership interest
                                                                   in a partnership that owns a senior living
                                                                   facility
------------------------------------------------ ----------------- ----------------------------------------------
CD Mammoth Lakes I, Inc.                                MD         Mammoth Lakes, CA - ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- ----------------------------------------------
CD Mammoth Lakes II, Inc.                               MD         Mammoth Lakes, CA - ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- ----------------------------------------------
Soda Lake Resources Partnership                         NV         Fallon, NV - ownership of geothermal resources
                                                                   for a QF facility
------------------------------------------------ ----------------- ----------------------------------------------

------------------------------------------------ ----------------- ----------------------------------------------
CD Ormesageo 1H-A, Inc.                                 MD         VA and WV - member of an LLC that has an
                                                                   interest in a partnership that owns coal
                                                                   processing facilities
------------------------------------------------ ----------------- ----------------------------------------------
CD Ormesageo 1H-B, Inc.                                 MD         VA and WV - member of an LLC that has an
                                                                   interest in a partnership that owns coal
                                                                   processing facilities
------------------------------------------------ ----------------- ----------------------------------------------
CD Ormesageo 1H-C, Inc.                                 MD         VA and WV - member of an LLC that has an
                                                                   interest in a partnership that owns coal
                                                                   processing facilities
------------------------------------------------ ----------------- ----------------------------------------------
Panther Creek Holdings, Inc.                            DE         Carbon County, PA - ownership interest in
                                                                   Corporations that own interests in
                                                                   Partnerships that owns interest in a
                                                                   Partnership that is the lessee in a
                                                                   sale/leaseback of a QF facility
------------------------------------------------ ----------------- ----------------------------------------------
Panther Creek Energy, Inc.                              DE         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
Panther Creek Partners                                  DE         Carbon County, PA - partnership that owns
                                                                   interest in a QF facility as lessee in a
                                                                   sale/leaseback
------------------------------------------------ ----------------- ----------------------------------------------
CD Panther I, Inc.                                      MD         Carbon County, PA - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that is the lessee in a
                                                                   sale/leaseback of a QF facility
------------------------------------------------ ----------------- ----------------------------------------------
CD Panther II, Inc.                                     MD         Carbon County, PA - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that is the lessee in a
                                                                   sale/leaseback of a QF facility
------------------------------------------------ ----------------- ----------------------------------------------
CD Soda SLR, Inc.                                       MD         Fallon, NV - ownership interest in a
                                                                   partnership that owns a geothermal resources
------------------------------------------------ ----------------- ----------------------------------------------
AMOR IV Corporation                                     DE         Fallon, NV - provides geothermal resources
                                                                   to lessee in a sale/leaseback
------------------------------------------------ ----------------- ----------------------------------------------
AMOR IX Corporation                                     DE         Fallon, NV - lessee in a sale/leaseback of a
                                                                   QF facility
------------------------------------------------ ----------------- ----------------------------------------------
ACE Operating Partners                                  CA         Trona, CA - partnership that owns a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- ----------------------------------------------
Inter-Power/AhlCon Partners Limited Partnership         DE         Colver, PA - partnership that is the lessee
                                                                   in the sale/leaseback of a QF facility
------------------------------------------------ ----------------- -----------------------------------------------
CE Colver II, Inc.                                      MD         Colver, PA - ownership interest in
                                                                   partnership that has an ownership interest in
                                                                   a partnership that is the lessee in the
                                                                   sale/leaseback of a QF facility
------------------------------------------------ ----------------- -----------------------------------------------
CE Colver III, Inc.                                     MD         Colver, PA - ownership interest in a
                                                                   partnership that has an ownership interest in
                                                                   a partnership that is the lessee in the
                                                                   sale/leaseback of a QF facility
------------------------------------------------ ----------------- -----------------------------------------------
A/C Fuels Company                                       PA         Carbon County, PA - partnership that owns
                                                                   waste coal
------------------------------------------------ ----------------- -----------------------------------------------
CE Culm, Inc.                                           MD         Carbon County, PA - ownership interest in a
                                                                   partnership that owns waste coal
------------------------------------------------ ----------------- -----------------------------------------------
Freehold Cogeneration Associates Limited                DE         Inactive
Partnership
------------------------------------------------ ----------------- -----------------------------------------------
CE Freehold Limited Partnership                         MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CE Freehold I, Inc.                                     MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------

------------------------------------------------ ----------------- -----------------------------------------------
CE Freehold II, Inc.                                    MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CE Freehold III, Inc.                                   MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
Lake City Geothermal I, L.P.                            CA         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CE Lake City Limited Partnership I                      MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CE Long Valley Limited Partnership                      MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CE Long Valley I, Inc.                                  MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CE Long Valley II, Inc.                                 MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
Puna Geothermal Venture                                 HI         Hilo, HI - partnership that owns a PURPA
                                                                   geothermal facility
------------------------------------------------ ----------------- -----------------------------------------------
CE Puna I, Inc.                                         MD         Hilo, HI - partnership that owns a PURPA
                                                                   geothermal facility
------------------------------------------------ ----------------- -----------------------------------------------
CE Puna II, Inc.                                        MD         Hilo, HI - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a PURPA geothermal
                                                                   facility
------------------------------------------------ ----------------- -----------------------------------------------
CE Puna III, Inc.                                       MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CE Taunton Limited Partnership                          MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CE Taunton I, Inc.                                      MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CE Taunton II, Inc.                                     MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CE Technical Services, Inc.                             MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
Central Wayne Energy Recovery Limited                   MD         Wayne County, MI - partnership that owns a QF
Partnership                                                        facility
------------------------------------------------ ----------------- -----------------------------------------------
CE Wayne II, Inc.                                       MD         Wayne County, MI - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- -----------------------------------------------
CP Cabazon I, Inc.                                      MD         San Gorgonio Pass, CA -member of an LLC that
                                                                   was formed to hold an electric generating
                                                                   facility, which LLC has been sold
------------------------------------------------ ----------------- -----------------------------------------------
CP Cabazon II, Inc.                                     MD         San Gorgonio Pass, CA - member of an  LLC that
                                                                   was formed to hold an electric generating
                                                                   facility, which LLC has  been sold
------------------------------------------------ ----------------- -----------------------------------------------
Gary Coal Processing Limited Partnership                DE         Gary, IN - partnership that owns a coal
                                                                   processing facility
------------------------------------------------ ----------------- -----------------------------------------------
Gary - PCI Ltd., L.P.                                   DE         Gary, IN - ownership interest in a
                                                                   partnership that owns a coal processing
                                                                   facility
------------------------------------------------ ----------------- -----------------------------------------------
CP - Gary Limited Partnership                           MD         Gary, IN -  ownership  interest in partnership
                                                                   that has an ownership in a partnership
                                                                   that owns a coal processing facility
------------------------------------------------ ----------------- -----------------------------------------------
CP - Gary I, Inc.                                       MD         Gary, IN - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a coal processing
                                                                   facility
------------------------------------------------ ----------------- -----------------------------------------------

------------------------------------------------ ----------------- -----------------------------------------------
CP - Gary II, Inc.                                      MD         Gary, IN - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a coal processing
                                                                   facility
------------------------------------------------ ----------------- -----------------------------------------------
CP - Gary III, Inc.                                     MD         Gary, IN - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a coal processing
                                                                   facility
------------------------------------------------ ----------------- -----------------------------------------------
CP - Gary IV, Inc.                                      MD         Gary, IN - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a coal processing
                                                                   facility
------------------------------------------------ ----------------- -----------------------------------------------
CP Stillwater-Wellfield, Inc.                           MD         Fallon, NV - ownership interest in
                                                                   Corporation that owns interest in Partnership
                                                                   that is owner/lessee of a QF facility in a
                                                                   sale/leaseback
------------------------------------------------ ----------------- -----------------------------------------------
Stillwater Geothermal I                                 NV         Fallon, NV - partnership that is the
                                                                   owner/lessee in a sale/leaseback.
------------------------------------------------ ----------------- -----------------------------------------------
The Peruvian Investment Group I, Inc.                   DE         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
The Peruvian Investment Group II, Inc.                  DE         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CP High Desert Limited Partnership                      MD         Victorville, CA - member of an LLC that was
                                                                   formed to hold an electric generating
                                                                   facility currently in construction
------------------------------------------------ ----------------- -----------------------------------------------
CP High Desert I, Inc.                                  MD         Victorville, CA - ownership interest in a
                                                                   partnership that is a member of an LLC that
                                                                   was formed to hold an electric generating
                                                                   facility currently in construction
------------------------------------------------ ----------------- -----------------------------------------------
CP High Desert II, Inc.                                 MD         Victorville, CA - ownership interest in a
                                                                   partnership that is a member of an LLC that
                                                                   was formed to hold an electric generating
                                                                   facility currently in construction
------------------------------------------------ ----------------- -----------------------------------------------
Nickel Hill Energy, LLC                                 MD         Dracut, MA - an LLC formed to hold an
                                                                   electric generating facility for which
                                                                   development has terminated
------------------------------------------------ ----------------- -----------------------------------------------
CP Nickel Hill, LLC                                     DE         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CP Oleander Limited Partnership                         MD         Brevard County, FL - ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   construction
------------------------------------------------ ----------------- -----------------------------------------------
CP Oleander I, Inc.                                     MD         Brevard County, FL - ownership interest in a
                                                                   partnership that has an ownership interest in
                                                                   a partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   construction
------------------------------------------------ ----------------- -----------------------------------------------

------------------------------------------------ ----------------- -----------------------------------------------
CP Oleander II, Inc.                                    MD         Brevard County, FL - ownership interest in a
                                                                   partnership that has an ownership interest in
                                                                   a partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   construction
------------------------------------------------ ----------------- -----------------------------------------------
CP Florida Investors, Inc.                              MD         Brevard County, FL - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   construction
------------------------------------------------ ----------------- -----------------------------------------------
Sunnyside Generation, LLC                               DE         Sunnyside, Utah - entity administers stock
                                                                   purchase agreement for partner of
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- -----------------------------------------------
CP Sunnyside I, Inc.                                    MD         Sunnyside, Utah - owns companies that own
                                                                   interests in a partnership that owns an
                                                                   interest in a partnership that owns a QF
                                                                   facility
------------------------------------------------ ----------------- -----------------------------------------------
Sunnyside II, Inc.                                      DE         Sunnyside, Utah - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- -----------------------------------------------
Sunnyside III, Inc.                                     DE         Sunnyside, Utah - ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- -----------------------------------------------
Sunnyside Cogeneration Associates                       UT         Sunnyside, Utah - owns a QF facility
------------------------------------------------ ----------------- -----------------------------------------------
Pace Carbon Synfuels Investors, L.P.                    DE         VA and W.VA - partnership that owns coal
                                                                   processing facilities
------------------------------------------------ ----------------- -----------------------------------------------
CP Synfuels Investor, LLC                               MD         VA and W. VA - an LLC that has an interest in
                                                                   a partnership that owns coal processing
                                                                   facilities
------------------------------------------------ ----------------- -----------------------------------------------
CP Synfuels, Inc.                                       MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
CP Synfuels Investor, Inc.                              MD         VA and W. VA - ownership of companies that
                                                                   are members of an LLC that has an interest in
                                                                   a partnership that owns coal processing
                                                                   facilities
------------------------------------------------ ----------------- -----------------------------------------------
CP Synfuels Member, Inc.                                MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
Rio Nogales I, Inc.                                     DE         Seguin, Texas - ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   construction
------------------------------------------------ ----------------- -----------------------------------------------
Rio Nogales II, Inc.                                    DE         Seguin, Texas - ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   construction
------------------------------------------------- ----------------- ----------------------------------------------
Gateway Power Project, L.P.                             DE         Gilmer, Texas - partnership formed to hold an
                                                                   electric generating facility for which
                                                                   development has terminated
------------------------------------------------ ----------------- -----------------------------------------------
Gateway Power I, Inc.                                   DE         Gilmer, Texas - ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility for which
                                                                   development has terminated
------------------------------------------------ ----------------- -----------------------------------------------

------------------------------------------------ ----------------- -----------------------------------------------
Gateway II, Inc.                                        DE         Gilmer, Texas - ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility for which
                                                                   development has terminated
------------------------------------------------ ----------------- -----------------------------------------------
Constellation Power Development, Inc.                   MD         Baltimore, MD - developer of wholesale
                                                                   power projects
------------------------------------------------ ----------------- -----------------------------------------------
Constellation Power International                 Cayman Islands   Baltimore, MD - a holding company of
Investments, Ltd.                                                  international power projects
------------------------------------------------ ----------------- -----------------------------------------------
West Chicago Energy, LLC                                MD         Inactive
------------------------------------------------ ----------------- -----------------------------------------------
North Pond Energy Park, LLC                             MD         Hardee County, FL - formed to own an electric
                                                                   generating facility for which development has
                                                                   terminated
------------------------------------------------ ----------------- -----------------------------------------------
South Pond Energy Park, LLC                             MD         Hardee County, FL - formed to own an electric
                                                                   generating facility for which development has
                                                                   terminated
------------------------------------------------ ----------------- -----------------------------------------------
Constellation Operating Services, LLC                   DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
Constellation Power Development, LLC                    DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
Constellation Power, LLC                                DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP ACE, LLC                                             DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP A/C Fuels, LLC                                       DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP ACE IV, LLC                                          DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Cabazon, LLC                                         DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Colver I, LLC                                        DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Colver II, LLC                                       DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Colver III, LLC                                      DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Freehold I, LLC                                      DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Freehold, LLC                                        DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Gary, LLC                                            DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP High Desert I, LLC                                   DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP High Desert II, LLC                                  DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Long Valley, LLC                                     DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Mammoth, LLC                                         DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Oleander I, LLC                                      DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Oleander, LLC                                        DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Panther, LLC                                         DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Puna I, LLC                                          DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Puna II, LLC                                         DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Puna III, LLC                                        DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Soda III, LLC                                        DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Soda Lake Resource, LLC                              DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Stillwater,-Wellfield, LLC                           DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Synfuels II, LLC                                     DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
CP Wayne II, LLC                                        DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
Gateway II, LLC                                         DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
Rio Nogales II, LLC                                     DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- -----------------------------------------------
Victorville-Gas, LLC                                    DE         Victorville, CA - formed to obtain and
                                                                   supply gas to gas-fueled generating facility
                                                                   currently in development.
------------------------------------------------ ----------------- -----------------------------------------------
High Desert II, LLC                                     MD         Inactive.
------------------------------------------------ ----------------- -----------------------------------------------

------------------------------------------------ ----------------- -----------------------------------------------
HE Supply Company, LLC                                  DE         Beecher City, IL - retail sales of building
                                                                   materials for use in power generating
                                                                   facilities.
------------------------------------------------ ----------------- -----------------------------------------------
CP Operating Services, LLC                              DE         Baltimore, MD - formed to own and manage
                                                                   companies that provide operating and
                                                                   maintenance services to electric generating
                                                                   facilities.
------------------------------------------------ ----------------- -----------------------------------------------

                                    Subsidiaries of CP Operating Services, LLC
                                    ------------------------------------------

------------------------------------------------ ----------------- -----------------------------------------------
Big Sandy Operating Services, LLC                       DE         Kenova, WV - formed to provide operating and
                                                                   maintenance services to an electric
                                                                   generating facility.
------------------------------------------------ ----------------- -----------------------------------------------
Handsome Lake Operating Services, LLC                   DE         Kennerdell, PA - formed to provide
                                                                   operating and maintenance services to an
                                                                   electric generating facility.
------------------------------------------------ ----------------- -----------------------------------------------
High Desert Operating Services, LLC                     DE         Victorville, CA - formed to provide
                                                                   operating and maintenance services to an
                                                                   gas-fueled generating facility currently in
                                                                   construction
------------------------------------------------ ----------------- -----------------------------------------------
Holland Operating Services, LLC                         DE         Shelby, IL - formed to provide operating and
                                                                   maintenance services to an electric
                                                                   generating facility currently in construction.
------------------------------------------------ ----------------- -----------------------------------------------
Oleander Operating Services, LLC                        DE         Bevard County, FL - formed to provide
                                                                   operating and maintenance services toan
                                                                   electric generating facility currently in
                                                                   construction.
------------------------------------------------ ----------------- -----------------------------------------------
Rio Nogales Operating Services, LLC                     DE         Sequin, TX - formed to provide operating
                                                                   and maintenance services to an electric
                                                                   generating facility currently in construction.
------------------------------------------------ ----------------- -----------------------------------------------
University Park Operating Services, LLC                 DE         University Park, IL - formed to provide
                                                                   operating and maintenance services to an
                                                                   electric generating facility.
------------------------------------------------ ----------------- -----------------------------------------------
Wolf Hills Operating Services, LLC                      DE         Bristol, VA - formed to provide operating and
                                                                   maintenance services to an electric
                                                                   generating facility.
------------------------------------------------ ----------------- -----------------------------------------------

                      Subsidiaries of Constellation Power International Investments, Ltd.
                      -------------------------------------------------------------------

------------------------------------------------ ----------------- ----------------------------------------------
Green Tree Finance Company                       Cayman Islands    Guatemala-ownership interest in a company
                                                                   that owns an EWG. Sold ownership in
                                                                   2001.
------------------------------------------------ ----------------- ----------------------------------------------
CE Curacao, Inc.                                 Cayman Islands    Inactive
------------------------------------------------ ----------------- ----------------------------------------------
Constellation de Guatemala, S.A.                    Guatemala      Inactive

------------------------------------------------ ----------------- ----------------------------------------------
Constellation Power International Development,    Cayman Islands   Baltimore, MD - developer of international
Inc.                                                               power projects
------------------------------------------------ ----------------- ----------------------------------------------
CP Panama I, S.A.                                     Panama       Panama - ownership interest in a company
                                                                   that has an ownership interest in a FUCO
------------------------------------------------ ----------------- ----------------------------------------------
CP Panama Investors, LLC                                MD         Panama - ownership interest in a company
                                                                   that has an ownership interest in a company
                                                                   that has an ownership interest in a FUCO.
------------------------------------------------ ----------------- ----------------------------------------------
CPII Curacao, Ltd.                                Cayman Islands   Inactive
------------------------------------------------ ----------------- ----------------------------------------------

------------------------------------------------ ----------------- ----------------------------------------------
FondElec General Partners, L.P.                   Cayman Islands   Latin America - ownership interest in a
                                                                   company that has ownership interest in
                                                                   FUCOS, EWGs and other energy related
                                                                   businesses in Latin America
------------------------------------------------ ----------------- ----------------------------------------------
Guatemalan Generating Group - I                   Cayman Island    Guatemala - ownership interest in a company
                                                                   that had owned an EWG
------------------------------------------------ ----------------- ----------------------------------------------
Grupo Generador de Guatemala, S.A.                  Guatemala      Inactive
------------------------------------------------ ----------------- ----------------------------------------------
Latin American Power Partners Limited             Cayman Islands   Latin America - potentially develop power
                                                                   projects in Latin America

------------------------------------------------ ----------------- ----------------------------------------------
Panama Distribution Group, S.A.                       Panama       Panama - ownership interest a FUCO
------------------------------------------------ ----------------- ----------------------------------------------
The Latin America Energy and Electricity Fund     Cayman Islands   Latin Amercia - ownership interests in
I, L.P.                                                            FUCOS, EWGS and other energy related
                                                                   businesses in Latin America
------------------------------------------------ ----------------- ----------------------------------------------

                              Subsidiaries of Constellation Operating Services, Inc.
                              ------------------------------------------------------

------------------------------------------------ ----------------- ----------------------------------------------
A/C Power (formerly PYCO Ace Operations)                MD         Carbon County, PA - partnership that
                                                                   operates and maintains a QF facility
------------------------------------------------ ----------------- ----------------------------------------------
PCI Operating Company Partnership                       MD         Gary, IN - operation and maintenance of a
                                                                   coal processing facility
------------------------------------------------ ----------------- ----------------------------------------------
Trona Operating Partners, G.P.                          MD         Trona, CA - operates and maintains QF
                                                                   facility
------------------------------------------------ ----------------- ----------------------------------------------
COSI ACE, LLC                                           MD         Trona, CA - ownership in Partnership that
                                                                   operates and maintains QF facility
------------------------------------------------ ----------------- ----------------------------------------------
COSI - Gary I, Inc.                                     MD         Gary, Indiana - ownership interest in a
                                                                   partnership that provides operation and
                                                                   maintenance of a coal processing facility
------------------------------------------------ ----------------- ----------------------------------------------
COSI - Gary II, Inc.                                    MD         Gary, Indiana - ownership interest in a
                                                                   partnership that provides operation and
                                                                   maintenance of a coal processing facility
------------------------------------------------ ----------------- ----------------------------------------------
COSI Synfuels, Inc.                                     MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
COSI Synfuels VA1, Inc.                                 MD         Virginia - operate a fuel processing
                                                                   facility
------------------------------------------------ ----------------- ----------------------------------------------
COSI Synfuels WV1, Inc.                                 MD         West Virginia - operate a fuel processing
                                                                   facility
------------------------------------------------ ----------------- ----------------------------------------------
COSI Synfuels WV2, Inc.                                 MD         West Virginia - operate a fuel processing
                                                                   facility
------------------------------------------------ ----------------- ----------------------------------------------
COSI Synfuels WV3, Inc.                                 MD         West Virginia - operate a fuel processing
                                                                   facility
------------------------------------------------ ----------------- ----------------------------------------------
Constellation Operating Services                        CA         Baltimore, MD - partnership that operates QF
                                                                   projects
------------------------------------------------ ----------------- ----------------------------------------------
COSI Ultra, Inc.                                        MD         Baltimore, MD - ownership interest in a
                                                                   partnership that operates and maintains QF
                                                                   facilities
------------------------------------------------ ----------------- ----------------------------------------------
COSI Ultra II, Inc.                                     MD         Baltimore, MD - ownership interest in a
                                                                   partnership that operates and maintains QF
                                                                   facilities
------------------------------------------------ ----------------- ----------------------------------------------
Constellation Operating Services                  Cayman Islands   Baltimore, MD - operation and
International                                                      maintenanceof international energy
                                                                   facilities
------------------------------------------------ ----------------- ----------------------------------------------
Constellation Operating Services                  Cayman Islands   Baltimore, MD - operation and
International - I                                                  maintenance of international energy
                                                                   facilities
------------------------------------------------ ----------------- ----------------------------------------------
COAC de Guatemala, S.A.                             Guatemala      Inactive
------------------------------------------------ ----------------- ----------------------------------------------
COSI A/C Power, LLC                                     DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

------------------------------------------------ ----------------- ----------------------------------------------
COSI Central Wayne, LLC                                 DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------
COSI Gary I, LLC                                        DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------
COSI Gary II, LLC                                       DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------
COSI Puna, LLC                                          DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------
COSI Sunnyside, LLC                                     DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------
COSI Synfuels, LLC                                      DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------
COSI Synfuels VA1, LLC                                  DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------
COSI Synfuels WV1, LLC                                  DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------
COSI Synfuels WV2, LLC                                  DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------
COSI Synfuels WV3, LLC                                  DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------
COSI Ultra II, LLC                                      DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------
COSI Ultra, LLC                                         DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

                             Subsidiaries of Constellation Real Estate Group, Inc.
                             -----------------------------------------------------

------------------------------------------------ ----------------- ----------------------------------------------
KMS Oldco, Inc.                                         MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
Constellation Real Estate, Inc.                         MD         Columbia, MD - owns and develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Constellation Health Services, Inc.                     MD         Baltimore, MD - owns and develops senior
                                                                   living facilities
------------------------------------------------ ----------------- ----------------------------------------------
CPI Church Street, Inc.                                 MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------

                           Subsidiaries of Constellation Real Estate, Inc.
                           -----------------------------------------------

------------------------------------------------ ----------------- ----------------------------------------------
AE4, LLC                                                MD         Howard County, MD - an LLC that owns &
                                                                   develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Annapolis Exchange, LLC                                 MD         Anne Arundel County, MD - an LLC that owns &
                                                                   develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Annapolis Exchange Lot I, LLC                           MD         Anne Arundel County, MD - member of an LLC
                                                                   that owns & develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Annapolis Exchange Lot II, LLC                          MD         Anne Arundel County, MD - member of an LLC
                                                                   that owns & develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Annapolis Exchange Lot III, LLC                         MD         Anne Arundel County, MD - member of an LLC
                                                                   that owns & develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Annapolis Exchange Lot IV, LLC                          MD         Anne Arundel County, MD - member of an LLC
                                                                   that owns & develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Annapolis Exchange Lot V, LLC                           MD         Anne Arundel County, MD - member of an LLC
                                                                   that owns & develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Annapolis Exchange Lot VI, LLC                          MD         Anne Arundel County, MD - member of an LLC
                                                                   that owns & develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Annapolis Exchange Lot VII, LLC                         MD         Anne Arundel County, MD - member of an LLC
                                                                   that owns & develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Annapolis Exchange Lot VIII, LLC                        MD         Anne Arundel County, MD - member of an LLC
                                                                   that owns & develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Annapolis Exchange Lot IX, LLC                          MD         Anne Arundel County, MD - member of an LLC
                                                                   that owns & develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Annapolis Exchange Lot X, LLC                           MD         Anne Arundel County, MD - member of an LLC
                                                                   that owns & develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Constellation Meadows I, LLC                            VA         Chantilly, VA - LLC that owned real estate
------------------------------------------------ ----------------- ----------------------------------------------
CPI Meadows One, Inc.                                   MD         Chantilly, VA - sole member of LLC that
                                                                   owned real estate
------------------------------------------------ ----------------- ----------------------------------------------
257 Oxon, LLC                                           MD         Prince George's County, MD - LLC that owns
                                                                   real estate
------------------------------------------------ ----------------- ----------------------------------------------
CPI 257, Inc.                                           MD         Prince George's County, MD - sole
------------------------------------------------ ----------------- ----------------------------------------------

------------------------------------------------ ----------------- ----------------------------------------------
                                                                   member of an LLC that owns real estate
------------------------------------------------ ----------------- ----------------------------------------------
CPI Brown's Wharf, Inc.                                 MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
CPI Gatespring II, Inc.                                 MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
Hickory Ridge-Route 40 Limited Partnership              MD         Harford County, MD - partnership owning real
                                                                   estate
------------------------------------------------ ----------------- ----------------------------------------------
CPI Hickory Ridge, Inc.                                 MD         Harford County, MD - ownership interest in a
                                                                   partnership owning real estate
------------------------------------------------ ----------------- ----------------------------------------------
Jolly Knolls, LLC                                       MD         Annapolis Junction, MD - owns & develops
                                                                   real estate
------------------------------------------------ ----------------- ----------------------------------------------
CPI Jolly Knolls, Inc.                                  MD         Annapolis Junction, MD - sole member of an
                                                                   LLC that owns real estate
------------------------------------------------ ----------------- ----------------------------------------------
CPI Lynch, Inc.                                         MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
Urbana - Route 355 Limited Partnership                  MD         Frederick County, MD - owns & develops real
                                                                   estate
------------------------------------------------ ----------------- ----------------------------------------------
CPI Montecito, Inc.                                     MD         Frederick County, MD - ownership interest in
                                                                   a partnership formed to own & develop real
                                                                   estate
------------------------------------------------ ----------------- ----------------------------------------------
CPI National Business Park I, Inc.                      MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
CPI National Business Park II, Inc.                     MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
CPI National Business Park III, Inc.                    MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
CPI Springfield, LLC                                    MD         Howard County, MD - LLC that invests and
                                                                   completes financial transactions of tangible
                                                                   and intangible assets
------------------------------------------------ ----------------- ----------------------------------------------
CPI Partner, Inc.                                       MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
Piney Orchard Master Partnership                        MD         Odenton, MD - a partnership that owns Real
                                                                   Estate
------------------------------------------------ ----------------- ----------------------------------------------
Piney Orchard Village Center, LLC                       MD         Odenton, MD - an LLC with an ownership
                                                                   interest in a partnership that owns &
                                                                   develops Real Estate
------------------------------------------------ ----------------- ----------------------------------------------
CPI Piney Orchard Village Center, Inc.                  MD         Odenton, MD - sole member of an LLC formed
                                                                   to own & develop real estate
------------------------------------------------ ----------------- ----------------------------------------------
CPI Springfield, Inc.                                   MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
Timothy-Brandywine Associates Limited                   MD         Prince George's County, MD - partnership
Partnership                                                        formed to own & develop real estate
------------------------------------------------ ----------------- ----------------------------------------------
CPO Brandywine Commerce Centre, Inc.                    MD         Prince George's County, MD - ownership
                                                                   interest in a partnership that owns &
                                                                   develops real estate
------------------------------------------------ ----------------- ----------------------------------------------
Accokeek-Brandywine Associates Limited                  MD         Prince George's County, MD -partnership
Partnership                                                        formed to own & develop real estate
------------------------------------------------ ----------------- ----------------------------------------------
CPO Brandywine West, Inc.                               MD         Prince George's County, MD - ownership
                                                                   interest in a partnership formed to own &
                                                                   develop real estate
------------------------------------------------ ----------------- ----------------------------------------------
CPO Constellation Centre, Inc.                          MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
Piney Courts, Inc.                                      MD         Baltimore, MD - corporation formed to own &
                                                                   develop real estate
------------------------------------------------ ----------------- ----------------------------------------------
First State Plaza Associates Limited                    DE         Inactive
Partnership
------------------------------------------------ ----------------- ----------------------------------------------
KMS 1st State Limited Partnership                       DE         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
CPO First State, Inc.                                   MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
CPO Laurel Tower, Inc.                                  MD         Inactive
------------------------------------------------ ----------------- ----------------------------------------------
Montmott Associates Limited Partnership                 MD         Frederick County, MD - partnership formed to
                                                                   own & develop real estate
------------------------------------------------ ----------------- ----------------------------------------------
CPO Montecito Business Park, Inc.                       MD         Frederick County, MD - ownership interest in
                                                                   a partnership formed to own & develop
------------------------------------------------ ----------------- ----------------------------------------------

---------------------------------- ----------------- ---------------------------
                                                     real estate

---------------------------------- ----------------- ---------------------------

-----------------------------------------------------------------------------------------------------------
Jolly Acres Limited Partnership                   MD         Anne Arundel County, MD - partnership that
                                                             owns real estate
-----------------------------------------------------------------------------------------------------------
CPO National Business Park, Inc.                  MD         Anne Arundel County, MD - ownership interest
                                                             in a partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
CPI PMK-NBP, Inc.                                 MD         Anne Arundel County, MD - ownership interest
                                                             in a partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
CPI WES-NBP, Inc.                                 MD         Anne Arundel County, MD - ownership interest
                                                             in a partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
Arbitrage Land Limited Partnership                MD         Anne Arundel County, MD - partnership that
                                                             owns real estate
-----------------------------------------------------------------------------------------------------------
CPO National Business Park (North), Inc.          MD         Anne Arundel County, MD - ownership interest
                                                             in a partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
CPI WES-Arbitrage, Inc.                           MD         Anne Arundel County, MD - ownership interest
                                                             in a partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
CPI PMK-Arbitrage, Inc.                           MD         Anne Arundel County, MD - ownership interest
                                                             in a partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
Peppercorn Land Limited Partnership               MD         Odenton, MD - partnership that owns real
                                                             estate
-----------------------------------------------------------------------------------------------------------
CPO Piney Orchard Land (East), Inc.               MD         Odenton, MD - ownership interest in a
                                                             partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
CPO Three Centre Park, Inc.                       MD         Inactive
-----------------------------------------------------------------------------------------------------------
CPO Valley Centre, Inc.                           MD         Inactive
-----------------------------------------------------------------------------------------------------------
Jolly Acres Utilities, Inc.                       MD         Inactive
-----------------------------------------------------------------------------------------------------------
CPO Jolly Utilities, Inc.                         MD         Inactive
-----------------------------------------------------------------------------------------------------------
Parkway Crossing Associates, LLC                  VA         Prince William County, VA - an LLC that
                                                             owned real estate
-----------------------------------------------------------------------------------------------------------
Piney Orchard Wastewater, Inc.                    DE         Odenton, MD - owner of a waste water
                                                             treatment facility
-----------------------------------------------------------------------------------------------------------
CPO Piney Wastewater, Inc.                        MD         Odenton, MD - ownership interest in a
                                                             company that owns a waste water treatment
                                                             facility
-----------------------------------------------------------------------------------------------------------
Piney Orchard Employment Center Limited           MD         Odenton, MD - ownership interest in a
Partnership                                                  partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
River Run at Piney Orchard Homeowner's            MD         Howard County, MD - homeowner's association
Association, Inc.
-----------------------------------------------------------------------------------------------------------
BOKS-13, Inc.                                     MD         Odenton, MD - ownership interest in a
                                                             partnership that has an ownership percentage
                                                             in a partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
Piney Orchard Limited Partnership                 MD         Odenton, MD - ownership interest in a
                                                             partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
CPO Piney Orchard, Inc.                           MD         Odenton, MD - ownership interest in a
                                                             partnership that has an ownership percentage
                                                             in a partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
Piney Orchard Residential One Limited             MD         Odenton, MD - ownership interest in a
Partnership                                                  partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
BOKS-14, Inc.                                     MD         Odenton, MD - ownership interest in a
                                                             partnership that has an ownership interest
                                                             in a partnership that owns real estate
-----------------------------------------------------------------------------------------------------------
Piney Orchard Residential Two Limited             MD         Odenton, MD - ownership interest in a
Partnership                                                  partnership that owns real estate
-----------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
BOKS-15, Inc.                                      MD         Odenton, MD - ownership interest in a
                                                              partnership that has an ownership interest in
                                                              a partnership that owns real estate.
-------------------------------------------------------------------------------------------------------------
Piney Orchard Residential Three Limited            MD         Odenton, MD - ownership interest in a
Partnership                                                   partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
BOKS-16, Inc.                                      MD         Odenton, MD - ownership interest in a
                                                              partnership that has an ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
Piney Orchard Town Center Limited                  MD         Odenton, MD - ownership interest in a
Partnership                                                   partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
BOKS-12, Inc.                                      MD         Odenton, MD - ownership interest in a
                                                              partnership that has an ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
PMK-1, Inc.                                        MD         Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
PMK-2, Inc.                                        MD         Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
PMK-3, Inc.                                        MD         Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
PMK-4, Inc.                                        MD         Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
PMK-5, Inc.                                        MD         Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
PMK-6, Inc.                                        MD         Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
WES-1, Inc.                                        MD         Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
WES-2, Inc.                                        MD         Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
WES-3, Inc.                                        MD         Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
WES-4, Inc.                                        MD         Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
WES-5, Inc.                                        MD         Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
WES-6, Inc.                                        MD         Anne Arundel County, MD - ownership interest
                                                              in a partnership that owns real estate
-------------------------------------------------------------------------------------------------------------
Onyx Realty Development Corporation                DE         Columbia, MD - real estate development
-------------------------------------------------------------------------------------------------------------
Bon Tasha Group                                    MD         Inactive
-------------------------------------------------------------------------------------------------------------
Parliament Investors                               MD         Inactive
-------------------------------------------------------------------------------------------------------------
2301 Russell Group                                 MD         Baltimore, MD - partnership that owns real
                                                              estate
-------------------------------------------------------------------------------------------------------------
Rory & Company                                     MD         Inactive
-------------------------------------------------------------------------------------------------------------
Tri-Lake                                           MD         Inactive
-------------------------------------------------------------------------------------------------------------
Mil-Mar Associates                                 MD         Inactive
-------------------------------------------------------------------------------------------------------------
TDH Holdings                                       MD         Baltimore, MD - partnership that owns real
                                                              estate
-------------------------------------------------------------------------------------------------------------
MJK Enterprises                                    MD         Inactive
-------------------------------------------------------------------------------------------------------------
Ariana Associates                                  MD         Inactive
-------------------------------------------------------------------------------------------------------------
Shawmut Associates                                 MD         Inactive
-------------------------------------------------------------------------------------------------------------
Fair Haven Enterprises                             MD         Inactive
-------------------------------------------------------------------------------------------------------------
Comix                                              MD         Baltimore, MD - partnership that owns real
                                                              estate
-------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
P.A. Investments                               MD         Inactive
--------------------------------------------------------------------------------------------------------
Greenberg Family Partnership                   MD         Inactive
--------------------------------------------------------------------------------------------------------
Marsky Brothers                                MD         Inactive
--------------------------------------------------------------------------------------------------------
Windsor Properties                             MD         Inactive
--------------------------------------------------------------------------------------------------------
East Realty Holdings, Inc.                     DE         Inactive
--------------------------------------------------------------------------------------------------------
Hopestill Holdings, Inc.                       MD         Inactive
--------------------------------------------------------------------------------------------------------
Cullen Construction, Inc.                      MD         Inactive
--------------------------------------------------------------------------------------------------------
Churchill Partnership                          MD         Inactive
--------------------------------------------------------------------------------------------------------
Braces, Ltd.                                   MD         Baltimore, MD - ownership interest in a
                                                          partnership that owns real estate
--------------------------------------------------------------------------------------------------------
Bristol Creek Corporation                      MD         Inactive
--------------------------------------------------------------------------------------------------------
Elmdale Corporation                            MD         Baltimore, MD - ownership interest in a
                                                          partnership that owns real estate
--------------------------------------------------------------------------------------------------------
FNP Management Corporation                     MD         Baltimore, MD - ownership interest in a
                                                          company that owns real estate
--------------------------------------------------------------------------------------------------------
Franklin Holding, Inc.                         MD         Baltimore, MD - ownership interest in a
                                                          partnership that owns real estate
--------------------------------------------------------------------------------------------------------
Gray Saddle, Inc.                              MD         Inactive
--------------------------------------------------------------------------------------------------------
J.R.S. Transportation                          NJ         Baltimore, MD -owns real estate
--------------------------------------------------------------------------------------------------------
Paper Ridge Corporation                        MD         Inactive
--------------------------------------------------------------------------------------------------------
Stefco, Inc.                                   MD         Baltimore, MD - ownership interest in a
                                                          partnership that owns real estate
--------------------------------------------------------------------------------------------------------
Sunshine Light, Inc.                           MD         Inactive
--------------------------------------------------------------------------------------------------------
Terry Lane Corporation                         MD         Baltimore, MD - ownership interest in a
                                                          company that owns an interest in a
                                                          partnership that owns real estate
--------------------------------------------------------------------------------------------------------
Woodlawn Investors, Inc.                       MD         Inactive
--------------------------------------------------------------------------------------------------------
Mercury Welding, Inc.                          NJ         Inactive
--------------------------------------------------------------------------------------------------------

                        Subsidiaries of Constellation Health Services, Inc.
                        --------------------------------------------------
--------------------------------------------------------------------------------------------------------
CHS Annapolis Assisted, Inc.                   MD         Inactive
--------------------------------------------------------------------------------------------------------
Aspenwood Associates Limited Partnership       MD         Montgomery County, MD - partnership that
                                                          owns a senior living facility
--------------------------------------------------------------------------------------------------------
CHS Aspenwood, Inc.                            MD         Montgomery County, MD - ownership interest
                                                          in a partnership that owns a senior living
                                                          facility
--------------------------------------------------------------------------------------------------------
CHS Aspenwood II, Inc.                         MD         Montgomery County, MD - ownership interest
                                                          in a partnership that owns a senior living
                                                          facility
--------------------------------------------------------------------------------------------------------
Aspenwood MRC Limited Partnership              MD         Montgomery County, MD - partnership that
                                                          owns a senior living facility
--------------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge I, LLC       MD         Annapolis, MD - an LLC that owns a senior
                                                          living facility
--------------------------------------------------------------------------------------------------------
CHS Bay Ridge Assisted I, Inc.                 MD         Annapolis, MD - sole Member of an LLC that
                                                          owns a senior living facility
--------------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge II, LLC      MD         Anne Arundel County, MD - an LLC that owns a
                                                          senior living facility
--------------------------------------------------------------------------------------------------------
CHS Bay Ridge Assisted II, Inc.                MD         Anne Arundel County, MD - sole member of an
                                                          LLC that owns a senior living facility
--------------------------------------------------------------------------------------------------------
Rose Hill Residence at Bay Ridge I, LLC        MD         Inactive
--------------------------------------------------------------------------------------------------------
Rose Hill Residence at Bay Ridge II, LLC       MD         Inactive
--------------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge I, Inc.      MD         Inactive
--------------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge II, Inc.     MD         Inactive
--------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Rose Hill Residence at Lutherville, I, LLC              MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Rose Hill Residence at Lutherville II, LLC              MD         Inactive
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville I, Inc.             MD         Inactive
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville II, Inc.            MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CHS Beechwood Assisted, Inc.                            MD         Providence, RI - membership interest in an
                                                                   LLC that owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Bel Air Assisted, Inc.                              MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Constellation Carolina I, LLC                           NC         North Carolina - an LLC that is developing a
                                                                   senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Crescent Assisted, Inc.                             MD         North Carolina - sole member of an LLC that
                                                                   is developing a senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Crofton Assisted, Inc.                              MD         Inactive
-----------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - White Oak,           MD         Montgomery County MD - LLC that is
LLC                                                                developing a senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Heartlands - White Oak, Inc.                        MD         Montgomery County, MD - sole member of an
                                                                   LLC that is developing a senior living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
CHS Laurel Assisted, Inc.                               MD         Inactive
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville I, LLC              MD         Lutherville, MD - LLC that owns a senior
                                                                   living facility
-----------------------------------------------------------------------------------------------------------------
CHS Lutherville Assisted I, Inc.                        MD         Lutherville MD - sole member of an LLC that
                                                                   owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville II, LLC             MD         Lutherville, MD - LLC that owns a senior
                                                                   living facility
-----------------------------------------------------------------------------------------------------------------
CHS Lutherville Assisted II, Inc.                       MD         Lutherville, MD - sole member of an LLC that
                                                                   owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Nursing I, Inc.                                     MD         Inactive
-----------------------------------------------------------------------------------------------------------------
NOVA-Potomac, LLC                                       MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CHS Pikesville Assisted, Inc.                           MD         Inactive
-----------------------------------------------------------------------------------------------------------------
The HeartHaven Retirement Community - Seabury,          CT         Bloomfield, CT - LLC that is developing a
LLC                                                                senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Seabury, Inc.                                       MD         Bloomfield, CT - membership interest in an
                                                                   LLC that is developing a senior living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
CHS Severna Park Assisted, Inc.                         MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Constellation Senior Services, Inc.                     MD         Columbia, MD - health care facility
                                                                   management and consulting
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Kellington Limited              MD         Glen Burnie, MD - Partnership that owns an
Partnership                                                        assisted living facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Kellington, Inc.                MD         Glen Burnie, MD - ownership interest in a
                                                                   partnership that owns an assisted living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Kellington II, Inc.             MD         Glen Burnie, MD - ownership interest in a
                                                                   partnership that owns an assisted living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Linthicum, LLC                  MD         Linthicum, MD - an LLC that owns a senior
                                                                   living facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Linthicum, Inc.                 MD         Linthicum, MD - sole member of an LLC that
                                                                   owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Piney Orchard Limited           MD         Odenton, MD - partnership that owns a senior
Partnership                                                        living facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Piney Orchard, Inc.             MD         Odenton, MD - ownership interest in a
                                                                   partnership that owns a senior living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Piney Orchard II, Inc.          MD         Odenton, MD - ownership interest in a
                                                                   partnership that owns a senior living facility
-------------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Shenandoah,          VA         Shenandoah, VA - an LLC that is developing a
LLC                                                                senior living facility
-------------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Shenandoah,          MD         Shenandoah, VA - sole member of an LLC that
Inc.                                                               is developing a senior living facility
-------------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Bowie, LLC           MD         Bowie, MD - an LLC that is developing a
                                                                   senior living facility
-------------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Bowie, Inc.          MD         Bowie, MD - sole Member of an LLC that is
                                                                   developing a senior living facility
-------------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Raleigh, LLC         MD         Monmouth County, CT - LLC that is developing
                                                                   a senior living facility
-------------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Raleigh,             MD         Monmouth County, CT - sole member of an LLC
Inc.                                                               that is developing a senior living facility
-------------------------------------------------------------------------------------------------------------------
Heartlands Retirement Community - Ellicott              MD         Ellicott City, MD - owner of a senior living
City I, Inc.                                                       facility
-------------------------------------------------------------------------------------------------------------------
Heartlands Retirement Community - Ellicott              MD         Ellicott City, MD - owner of a senior living
City II, Inc.                                                      facility
-------------------------------------------------------------------------------------------------------------------
Heartlands Retirement Community - Frederick,            MD         Frederick, MD - an LLC that owns a senior
LLC                                                                living facility
-------------------------------------------------------------------------------------------------------------------
Heartlands Retirement Community - Frederick,            MD         Frederick, MD - sole member of an LLC that
Inc.                                                               owns a senior living facility
-------------------------------------------------------------------------------------------------------------------
The Heartlands Retirement Community -                   MD         Fredericksburg, VA - an LLC that owns a
Fredericksburg, LLC                                                senior living facility
-------------------------------------------------------------------------------------------------------------------
The Heartlands Retirement Community -                   MD         Fredericksburg, VA - sole member of an LLC
Fredericksburg, Inc.                                               that owns a senior living facility
-------------------------------------------------------------------------------------------------------------------
CHS Assisted I, Inc.                                    MD         Manalapan, NJ - membership interest in an
                                                                   LLC that owns a senior living facility
-------------------------------------------------------------------------------------------------------------------
The Heartlands Retirement Community - Severna           MD         Severna Park, MD - partnership that owns a
Park Limited Partnership                                           senior living facility
-------------------------------------------------------------------------------------------------------------------
The Heartlands Retirement Community - Severna           MD         Severna Park, MD - ownership interest in a
Park I, Inc.                                                       partnership that owns a senior living
                                                                   facility
-------------------------------------------------------------------------------------------------------------------
Heartlands Retirement Community - Severna Park          MD         Severna Park, MD - ownership interest in a
II, Inc.                                                           partnership that owns a senior living facility
-------------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Easton, LLC          MD         Easton, MD - LLC that is developing a senior
                                                                   living facility
-------------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Easton, Inc.         MD         Easton, MD - sole member of an LLC that is
                                                                   developing a senior living facility
-------------------------------------------------------------------------------------------------------------------

                                        Subsidiaries of KMS Oldco, Inc.
                                        ------------------------------
-------------------------------------------------------------------------------------------------------------------
Constellation Oldco, Inc.                               MD         Howard County, MD - owner of office
                                                                   furniture and fixtures of KMS Oldco, Inc.
-------------------------------------------------------------------------------------------------------------------

                                Subsidiaries of CPI Church Street, Inc.
                                --------------------------------------
-------------------------------------------------------------------------------------------------------------------
Church Street Station, Inc.                             FL         Inactive
-------------------------------------------------------------------------------------------------------------------
Rosie O'Grady's Aviation, Inc.                          FL         Inactive
-------------------------------------------------------------------------------------------------------------------

                                Subsidiaries of Constellation Investments, Inc.
                                -----------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Luz Solar Partners IV, Ltd.                             CA         Kramer Junction, CA - partnership that owns
                                                                   a QF facility
-------------------------------------------------------------------------------------------------------------------
Luz Solar Partners V, Ltd.                              CA         Kramer Junction, California - owner of electric
                                                                   facility
-------------------------------------------------------------------------------------------------------------------
Soda Lake Limited Partnership                           NV         Fallon, NV - ownership interest in a QF facility
                                                                   as lessor in a sale/leaseback
-------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
CII Solarpower I, Inc.                                MD         Kramer Junction, CA - ownership interest in
                                                                 a partnership that owns a QF facility
---------------------------------------------------------------------------------------------------------------
Pacific Ultrapower Chinese Station                    CA         Sonora,  CA - partnership that owns  a QF
                                                                 facility
---------------------------------------------------------------------------------------------------------------
Rio Bravo Fresno                                      CA         Fresno, CA - partnership that owns a QF
                                                                 facility
---------------------------------------------------------------------------------------------------------------
BHP Patriots Limited Partnership                      MD         Baltimore, MD -partnership that owns real
                                                                 estate.
---------------------------------------------------------------------------------------------------------------
CII BHP Housing, Inc.                                 MD         Baltimore, MD - ownership interest in a
                                                                 partnership that owns real estate
---------------------------------------------------------------------------------------------------------------
Bruce Street Limited Partnership                      MD         Baltimore, MD - partnership that owns real
                                                                 estate
---------------------------------------------------------------------------------------------------------------
CII BRS Housing, Inc.                                 MD         Baltimore, MD - ownership interest in a
                                                                 partnership that owns real estate
---------------------------------------------------------------------------------------------------------------
Neighborhood Rental Limited Partnership               MD         Baltimore, MD - partnership that owns real
                                                                 estate
---------------------------------------------------------------------------------------------------------------
CII NRS Housing, Inc.                                 MD         Baltimore, MD - ownership interest in a
                                                                 partnership that owns real estate
---------------------------------------------------------------------------------------------------------------
The New Parkman Housing Limited Partnership           MD         Baltimore, MD - partnership that owns real
                                                                 estate
---------------------------------------------------------------------------------------------------------------
CII New Parkman, Inc.                                 MD         Baltimore, MD - ownership interest in a
                                                                 partnership that owns real estate
---------------------------------------------------------------------------------------------------------------
Ace Power Partners                                    CA         Trona, CA - Ownership interest in a
                                                                 partnership that owns a QF facility
---------------------------------------------------------------------------------------------------------------
ACE Cogeneration Company                              CA         Trona, CA - partnership that owns a QF
                                                                 facility
---------------------------------------------------------------------------------------------------------------
CE ACE Limited Partnership                            MD         Trona, Ca - ownership interest in a
                                                                 partnership that has an ownership interest in
                                                                 a partnership that owns a QF facility
---------------------------------------------------------------------------------------------------------------
CD Empire I, Inc.                                     MD         Inactive
---------------------------------------------------------------------------------------------------------------
CD Empire II, Inc.                                    MD         Inactive
---------------------------------------------------------------------------------------------------------------
Rio Bravo Jasmin                                      CA         Kern Co., CA - partnership that owns a QF
                                                                 facility
---------------------------------------------------------------------------------------------------------------
CD Jasmin I, Inc.                                     MD         Kern Co., CA - ownership interest in a
                                                                 partnership that owns a QF facility
---------------------------------------------------------------------------------------------------------------
CD Jasmin II, Inc.                                    MD         Kern Co., CA - ownership interest in a
                                                                 partnership that owns a QF facility
---------------------------------------------------------------------------------------------------------------
CD Jasmin III, Inc.                                   MD         Kern Co., VA - ownership interest in a
                                                                 partnership that owns a QF facility
---------------------------------------------------------------------------------------------------------------
CD Malacha I, Inc.                                    MD         Muck Valley, CA - ownership interest in a
                                                                 partnership that owns a EWG/QF facility
---------------------------------------------------------------------------------------------------------------
Ormesa Geothermal II                                  CA         Imperial Valley, CA - partnership that owns
                                                                 a QF facility
---------------------------------------------------------------------------------------------------------------
CD Ormesageo II-A, Inc.                               MD         Imperial Valley, CA - ownership interest in
                                                                 a partnership that owns a QF facility
---------------------------------------------------------------------------------------------------------------
CD Ormesageo II-B, Inc.                               MD         Imperial Valley, CA - ownership interest in
                                                                 a partnership that owns a QF facility
---------------------------------------------------------------------------------------------------------------
CD Ormesageo II-C, Inc.                               MD         Imperial Valley, CA - ownership interest in
                                                                 a partnership that owns a QF facility
---------------------------------------------------------------------------------------------------------------
CD Ormesageo IE-A, Inc.                               MD         VA and WV - member of an LLC that has an
                                                                 ownership interest in a partnership that
                                                                 owns coal processing facilities
---------------------------------------------------------------------------------------------------------------
CD Ormesageo IE-B, Inc.                               MD         VA and WV - member of an LLC that has an
                                                                 ownership interest in a partnership that
                                                                 owns coal processing facilities
---------------------------------------------------------------------------------------------------------------

------------------------------------------------ ----------------- ----------------------------------------------
CD Ormesageo IE-C, Inc.                                 MD         VA and WV - member of an LLC that has an
                                                                   ownership interest in a partnership that
                                                                   owns coal processing facilities

------------------------------------------------ ----------------- ----------------------------------------------
Rio Bravo Poso                                          CA         Kern Co., CA - partnership that owns a QF
                                                                        facility

------------------------------------------------ ----------------- ----------------------------------------------

CD Poso I, Inc.                                         MD         Kern Co., CA - ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- ----------------------------------------------

CD Poso II, Inc.                                        MD         Kern Co., CA - ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- ----------------------------------------------

CD Poso III, Inc.                                       MD         Kern Co., CA - ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- ----------------------------------------------

Rio Bravo Rocklin                                       CA         Placer Co., CA - partnership that owns a QF
                                                                   facility

------------------------------------------------ ----------------- ----------------------------------------------

CD SEGS V, Inc.                                         MD         Kramer Junction, CA - ownership interest in
                                                                   a partnership that owns a QF facility
------------------------------------------------ ----------------- ----------------------------------------------

LUZ Solar Partners VI, Ltd.                             CA         Kramer Junction, CA - partnership that owns
                                                                   a QF facility
------------------------------------------------ ----------------- ----------------------------------------------

CD SEGS VI, Inc.                                        MD         Kramer Junction, CA - ownership interest in
                                                                   a partnership that owns a QF facility
------------------------------------------------ ----------------- ----------------------------------------------
Star Group Stillwater I Geothermal Partners             NV         Fallon, NV - partnership that is the lessor
                                                                   in the sale/leaseback of a QF facility
------------------------------------------------ ----------------- ----------------------------------------------

Northern Asset Hedged Utility Fund                      MN         Minnesota - investment Fund
------------------------------------------------ ----------------- ----------------------------------------------

CP ACE, LLC                                             DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP Chinese Station, LLC                                 DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP Empire, LLC                                          DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP Fresno, LLC                                          DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP Jasmin, LLC                                          DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP Malacha, LLC                                         DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP Ormesa II, LLC                                       DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP Poso, LLC                                            DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP Rocklin, LLC                                         DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP SEGS IV, LLC                                         DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP SEGS V, LLC                                          DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP SEGS VI, LLC                                         DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP Soda, LLC                                            DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------

CP Stillwater, LLC                                      DE         Inactive.  To be dissolved.
------------------------------------------------ ----------------- ----------------------------------------------


         In addition, Constellation Energy Group, Inc. owns 100% of the stock of 46 shell, inactive subsidiaries incorporated in each state except Maryland, Ohio, Pennsylvania and Hawaii under the name Constellation Energy Group, Inc.

     2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

Electric
--------

        Baltimore Gas and Electric Company (BGE), a subsidiary public utility of claimant, owns 1,266 miles of transmission consisting of 215 circuit miles of 500 kV lines; 319 circuit miles of 230 kV lines; 54 circuit miles of 138 kV lines and 678 circuit miles of 138 kV lines and 678 circuit miles of 115kV lines, located throughout Central Maryland.

        BGE's 500 kV transmission consists of two circuits which connect to the Calvert Cliffs plant to BGE load center as well as five circuits which interconnect with and are part of the Pennsylvania - New Jersey - Maryland (PJM) 500 kV system. These circuits form a partial 500 kV transmission ring around the Baltimore metropolitan area. Additionally, the Calvert Cliffs-Chalk Point, Calvert Cliffs-Waugh Chapel, and Waugh Chapel-High Ridge circuits are part of the "500 kV Loop", a full 500 kV transmission ring around the Washington metropolitan area with several transformation points to 230 kV.

        BGE's 230 kV transmission connects at two locations via transformation with the 500 kV system and at ten locations via transformation with our 115 kV network, throughout Central Maryland.

        BGE owns approximately 40,405 conductor miles of distribution lines, including 19,949 conductor miles of overhead lines and 20,456 conductor miles of underground lines, throughout Central Maryland. These figures only include circuits operating at 34.5, 13.8 and 4 kV.

        BGE's transmission and distribution systems are comprised of 208 company owned locations with 478 installed transformers. Total transformer capacity is approximately 30,206.3 MVA throughout Central Maryland. Beginning in 2001, BGE's transformer database expanded to include company-owned substations/transformers located in customer property. Generator step-up and other customer-owned transformers are not included in these figures.

        BGE's transmission system is connected to other systems via the following transmission tie lines:

            (1) two connections at the Maryland-Pennsylvania state line near Delta, PA with PECO Energy Company transmission lines.

            (2) four connections with the Pennsylvania Power and Light Co. at the Maryland-Pennsylvania state line, three connections near Graceton, Md., and one near Norrisville, Md.

            (3) one connection with the Metropolitan Edison Co. at the Maryland-Pennsylvania state line near Twin Farms, Md.

            (4) six active connections with Potomac Electric Power Company, two near Burtonsville, Md., two near Bowie, Md., one near Mt Airy, Md., and one near Eagle Harbor, Md.

Gas
---

         BGE owns 9 gate stations located at various points in its service territory where natural gas is received from suppliers. Natural gas is delivered to customers through approximately 5,995 miles of mains and service lines covering 803 square miles of territory.

         BGE has

         . a liquefied natural gas facility for the liquefaction and storage of natural gas with a total storage capacity of 1,075,654 Dt and a daily capacity of 287,988 Dt located at Spring Gardens, MD, and

         . a propane air facility with a total storage capacity equivalent to 545,000 Dt and a daily capacity of 85,000 Dt located at Notch Cliff, MD.

         BGE's current pipeline firm transportation entitlements to serve our firm loads are 284,053 Dth per day during the winter period and 259,053 Dth during the summer period.

         BGE has 235,080 Dt/day of pipeline natural gas storage entitlements.

         3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

            (a) Number of kwh. (in thousands) of electric energy sold (at retail or wholesale), and Mcf. (in thousands) of natural or manufactured gas distributed at retail.

BGE
---

ELECTRIC
--------

                                                     RETAIL                               WHOLESALE

                                            KWH                Amount                KWH            Amount
                                                (in thousands)                           (in thousands)
                                      -----------------------------------     ---------------------------------
Total electric sold by state
      Maryland                             30,306,000         $ 2,006,395                     -               -

Electric sold outside of Md.                        -                   -                     -               -

Total electric sold                        30,306,000         $ 2,006,395                     -               -
                                      ===============    ================     =================   =============

GAS
---
                                                   RETAIL

                                           Mcf              Amount
                                               (in thousands)
                                      ---------------------------------

Total gas distributed at
retail by state

      Maryland                             102,977          $  558,206

            (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

         BGE
         ---
         Elec: none                                                    Gas: none

            (c) Number of kwh. (in thousands) of electric energy and Mcf. (in thousands) of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

BGE
---

ELECTRIC -     See 3(a)
--------

GAS
---

                                                WHOLESALE

                                           Mcf              Amount
                                              (in thousands)
                                      ---------------------------------

Gas distributed at
wholesale by state outside
of Md.

     Delaware                                  521   $      1,920
     District of Columbia                    2,970         18,702
     Kentucky                                  184            585
     Louisiana                                 141            433
     New Jersey                              3,870         19,885
     New York                                    1             14
     Ohio                                      443          2,531
     Pennsylvania                              470          1,634
     Virginia                                2,525         12,143
     West Virginia                              74            483
                                     -------------   ------------

Total gas distributed at
Wholesale outside of Md.                    11,199   $     58,330
                                     =============   ============

              (d) Number of kwh. (in thousands) of electric energy and Mcf. (in thousands) of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

BGE
---
     Elec: none


GAS

                                                 PURCHASED

                                           Mcf              Amount
                                               (in thousands)
                                     ----------------------------------

Total gas purchased
by state outside of Md.

     Kentucky                                    5      $           16
     Louisiana                              54,160             253,237
     Michigan                                  408               1,110
     New York                                    1                   6
     Ohio                                      720               3,648
     Pennsylvania                            4,955              19,054
     Texas                                   1,435               6,290
     West Virginia                           6,933              44,727
                                     -------------      --------------
Total gas purchased
Outside Md.
                                            68,617      $      328,088
                                     =============      ==============



         4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

         (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

(1)      Safe Harbor Water Power Corporation (Safe Harbor)

         1 Powerhouse Road
         Conestoga, PA

         Safe Harbor is a hydroelectric plant located on the Susquehanna River at Safe Harbor, Pennsylvania, jointly owned by Constellation Power Source Generation, Inc. (CPSG) and Pennsylvania Power & Light Holtwood ("Holtwood"). CPSG owns two-thirds of the outstanding capital stock, including one-half of the voting stock of Safe

Harbor. It includes 14 generating units. At maximum output, the plant can generate approximately 10 million kWh of electrical energy in one day. The average yearly generation is 1,096,525,000 kWh. The total varies depending upon yearly average river flow.

         The total output of Safe Harbor is supplied to co-owners Holtwood and CPSG in accordance with their ownership interest to supplement the power flow into the Pennsylvania-New Jersey-Maryland interconnection (PJM). Safe Harbor power is used primarily to meet peak demands for electricity. Continuous operation occurs when river flow equals or exceeds the plant's maximum water handling capacity of 110,000 cubic feet per second.

(2)      Carr Street Generating Station L.P.(Carr Street)

         225 Greenfield Parkway
         Suite 201
         Liverpool, NY 13088

         Carr Street, which is owned by Orion Power Holdings, Inc. ("Orion"), is a natural gas fired dual combustion turbine, single steam turbine combined cycle electric generation facility that produces up to 105 gross MW of power. The facility also has the capability to fire No. 2 low sulfur fuel oil, and may produce up to 80,000 pounds per hour of process steam with a proportionate reduction in electrical power output of up to approximately 5 MW. Claimant sold all of its interest in Orion in February 2002.

(3)      Erie Boulevard Hydropower, L.P. (Erie)

         225 Greenfield Parkway, Suite 201
         Liverpool NY  13088

         Erie, which is owned by Orion Power Holdings, Inc. ("Orion"), consists of 71 hydroelectric facilities located in upper New York State, 69 of which are currently active, with 661 MWs of nominal capacity and approximately 653 MWs of effective capacity. The individual facilities are located on 20 separate rivers and streams in western and northern New York. Claimant sold all of its interest in Orion in February 2002.

(4)      Astoria Generating Company, L.P. (Astoria)

         225 Greenfield Parkway, Suite 201
         Liverpool NY  13088

         The Astoria facilities consist of the Astoria Generating Station and the Gowanus and Narrows combustion turbine sites. The facilities are owned by Orion Power Holdings, Inc. ("Orion"). The Astoria Generating Station has three operating gas and oil fired steam generating units, two retired steam generating units and a black-start gas turbine with an aggregate capacity of 1,090 MW. The Astoria Generating Station is located adjacent to the East River in Queens, New York. The Gowanus and Narrows combustion turbine sites are located on barges in the East River in New York City. The Gowanus site consists of 32 gas turbine units which are mounted on four floating power barges with an aggregate capacity of 494 MW. The Gowanus units burn No. 2 fuel oil or kerosene fuel. The Narrows site consists of 16 gas turbine units which are located on two floating barges with an aggregate capacity of 271 MW. The Narrows units are dual-fuel capable and can burn liquid fuel (No. 2 fuel oil or kerosene) or natural gas. Claimant sold all of its interest in Orion in February 2002.

(5)      Orion Power Midwest, L.P.

         7 East Redwood Street
         10/th/ Floor
         Baltimore, MD 21202

         These facilities consist of seven generating plants located in Ohio and Pennsylvania with a combined capacity of 2,614 MW. The facilities are owned by Orion Power Holdings, Inc. ("Orion"). Avon Lake Generating Station is a 739 MW coal-fueled plant located in Cleveland, Ohio. Brunot Island Generating Station is a 234 MW oil-fueled plant located in Pittsburgh, Pennsylvania. Cheswick Generating Station is a 570 MW coal-fueled plant located in Pittsburgh, Pennsylvania. Elrama Generating Station is a 487 MW coal-fueled plant also located in Pittsburgh, Pennsylvania. New Castle Generating Station is a 338 MW coal-fueled plant located in West Pittsburg, Pennsylvania. Niles Generating Station is a 246 MW coal-fueled plant located in Youngstown, Ohio. Claimant sold all of its interest in Orion in February 2002.

(6) Grupo Generador de Guatemala y Cia., S.C.A. ("GGG") (formerly Guatemalan Generating Group y Cia S.C.A.)

         Las Margaritas, Torre II, Oficina 902-B Diagonal 6, 10-01 Zona 10 Guatemala City, Guatemala C.A. 01010

         Claimant's interest in this company was sold in December 2001. Generating facilities are located on the shores of Lake Amaititlan, 32 kms outside Guatemala City, and in the Province of Escuintla, approximately 62 kms outside of Guatemala City. The generating facilities consist of four turbo generating units, four steam turbines, one heat recovery boiler and one steam injection unit with an aggregate net generating capacity of approximately 80MW and 4 diesel units with a net capacity of 60MW. The generation facilities are interconnected with the Principal Transmission System, the Guatemalan wholesale transmission grid.

(7)      Cos de Guatemala S.A.

         Las Margaritas, Torre II, Oficina 902-B Diagonal 6, 10-01 Zona 10 Guatemala City Guatemala C.A. 01010

         This entity is inactive. It provided operating services for the generating facilities owned by Grupo Generador de Guatemala y Cia S.C.A., prior to its sale by claimant.

(8)      Empresa Electrica Valle Hermoso S.A. ("EVH")

         Calle Tarija N 1425
         Casi Esq. Adela Zamudio
         Cala Cala
         Casilla 5645, Cochabamba, Boliva

         Generating facilities are located in Cochabamba, Bolivia and Carasco, Bolivia. EVH was created when the Bolivian government privatized its national power company, Empresa Nacional de Electricidad, through the spin-off and sale of 50% interests in three power generating companies, of which EVH is one. EVH includes one plant of four gas-fired combustion turbines, which produce 71.5 MW, and one plant of two gas-fired combustion turbines, which produce 110 MW, and one plant of three small hydro units which produce 12 MW.

(9)      The Bolivian Generating Group, LLC

         Registered office is at Ugland House, P.O. Box 309, George Town, Grand Cayman.

         The Bolivian Generating Group, LLC ("BGG") has a 50% interest in, and administrative control of EVH, an electricity generating company in Bolivia.

(10)     C&O Bolivia, LLC

         Calle Tarija N 1425
         Casi Esq. Adela Zamudio
         Cala Cala
         Casilla 5645
         Cochabama, Bolivia

         Cayman Islands Company, which provides services to EVH in Bolivia. Constellation Power International Investments, Ltd. owns 50% of this joint operating company which provides operation and management services to EVH.

(11)     Intentionally left blank

(12) Compania Forca E Luz Cataguazes-Leopoldina ("Cataguazes") and Cia De Electricidada De Nova Friburgo ("Friburgo")

         Avenita Presidente Vargas, 463
         4/th/ Floor
         Rio de Janeiro, RJ, Brazil
         CEP 20086-900

         Located in Minas Gerais, Brazil Cataguazes is an electric utility serving the southeastern portion of the State of Minas Gerais, Brazil. Cataguazes serves approximately 214,000 customers. Following its acquisition of 100% of the voting shares of Friburgo, a neighboring electric utility that Cataguazes recently acquired, Cataguazes serves a total of approximately 273,000 customers. The utility assets of Cataguazes comprise approximately 13,440 km of distribution lines, 663 km of transmission lines, and related equipment, including substation capacity of 618 MVA. Cataguazes also owns a number of small hydroelectric generating plants with an aggregate generating capacity of approximately 19 megawatts, as well as a hydroelectric project that is under construction and that will have a generating capacity of approximately 20 megawatts. Cataguazes also holds a 100% interest in Multiagro, S.A. an agricultural company and a 21.56% interest in Ind. Cataguazes a textile company.

(13) ELEKTRA NORESTE, S.A. (formerly known as Empresa de Distribucion Electrica Noreste, S.A.)

         Elektra Noreste, S.A.
         Edificio Hatillo, Torre A, Piso 7
         Avenida Cuba y Avenida Justo Arosemena
         Apartado 5285
         Panama 5, Panama City
         Republic of Panama

         Elektra Noreste, S.A. ("Noreste") is the second largest distribution company in the Republic of Panama. Noreste's service territory is 2,600 square miles, and includes the entire Eastern half of the country, a portion of the capital, Panama City and all of the second largest city, Colon. A portion of Noreste's service territory will also include parts of the Eastern half of the Panama Canal Zone reclaimed by the Republic of Panama.

         Noreste serves approximately 206,477 customers that consume a total of 2,248 GWH of energy annually, and is one of the three electric distribution companies formed out of the restructuring and privatization of the government owned utility, Instituto de Recursos Hidraulicos y Electrificacion. Noreste currently has approximately 503 employees, and its assets consist largely of all the distribution lines and substations within its 2,600 square mile service territory. Norreste purchases the bulk of its electricity needs from the now privatized generation companies under power purchase contracts negotiated with the oversight of the regulator. Elektra is able to self-generate up to 15% of its energy needs.

(14) Malacha Hydro Limited Partnership, owner of the Muck Valley Hydroelectric Project

         701 Morrison - Knudsen Drive
         Suite 300
         Boise, Idaho 83712

         The Muck Valley Hydroelectric Project is located on the Pit River near Fall River Mills in Lassen County, California. The Muck Valley Hydroelectric Project is an approximately 35 MW run of the river hydroelectric facility.

(15)     CD ACE I, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD ACE I, Inc. holds a 1% general partnership and 19.7% limited partnership interest in CE ACE Limited Partnership, which holds a 35% general partnership interest in ACE Power Partners. ACE Power Partners holds a 90% general partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(16)     CD ACE II, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD ACE II, Inc. holds a 20.4% limited partnership interest in CE ACE Limited Partnership, which holds a 35% general partnership interest in ACE Power Partners. ACE Power Partners holds a 90% general partnership interest in ACE Cogeneration

Company, which owns a 108 MW electric generating facility located in Trona, California.

(17)     CD ACE III, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD ACE III, Inc. holds a 30.6% limited partnership interest in CE ACE Limited Partnership, which holds a 35% general partnership interest in ACE Power Partners. ACE Power Partners holds a 90% general partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(18)     CE ACE IV, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD ACE IV, Inc. holds a 42.5% general partnership interest in ACE Operating Partners, which holds a 10% limited partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(19)     Sunnyside II, L.P.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Sunnyside II, L.P. holds a 50% interest in Sunnyside Cogeneration Associates, which owns a 51 MW waste coal-fired electric generating facility located in Carbon County, Utah.

(20)     University Park Energy, LLC

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         University Park Energy , LLC owns a 300 MW natural gas-fueled electric generating facility located in Carbon County, Utah.

(21)     Wolf Hills Energy, LLC

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Wolf Hills Energy, LLC will own and operate a 250 MW natural gas-fueled electric generating facility located in Washington County, Virginia.

(22)     CD Panther Partners, L.P.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD Panther Partners, L.P. holds a 50% interest in Panther Creek Partners, which is the facility lessee under a sale/leaseback arrangement for a 86 MW waste coal-fired electric generating facility located in Carbon County, Pennsylvania.

(23)     CD Rocklin I, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

     CD Rocklin I, Inc. holds a 10% general partnership interest in Rio Bravo Rocklin, which owns a biomass-fired small power production facility located in Rocklin, California.

(24)     CD Rocklin II, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD Rocklin II., Inc. holds a 15% general partnership interest in Rio Bravo Rocklin, which owns a biomass-fired small power production facility located in Rocklin, California.

(25)     CD Rocklin III, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD Rocklin III, Inc. holds a 25% general partnership interest in Rio Bravo Rocklin, which owns a biomass-fired small power production facility located in Rocklin, California.

(26)     CD Soda I, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD Soda I, Inc. holds a 1% general partnership interest and 24% limited partnership interest in the Soda Lake Limited Partnership, which owns a 17 MW geothermal small power production facility located in Churchill County, Nevada. The facility is leased by Soda Lake Limited Partnership to AMOR IX Corporation.

(27)     CD Soda II, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD Soda II, Inc. holds a 25% limited partnership interest in the Soda Lake Limited Partnership, which owns a 17 MW geothermal small power production facility located in Churchill County, Nevada. The facility is leased by Soda Lake Limited Partnership to AMOR IX Corporation.

(28)     CD Soda III, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD Soda III, Inc. owns 50% of the issued and outstanding shares of AMOR IX Corporation. AMOR IX Corporation leases from Soda Lake Limited Partnership a 17 MW geothermal small power production facility located in Churchill County, Nevada.

(29)     CD Stillwater-A, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD Stillwater-A, Inc. holds a 10% general partnership interest in the Star Group Stillwater I Geothermal Partners, which owns a 12.5 MV geothermal small power productions facility located in Churchill County, Nevada. The facility is leased by Star Group Stillwater I Geothermal I pursuant to a triple net lease (Aques Investments Corporation II indirectly owns 50% of the issued and outstanding shares of Stillwater Geothermal I).

(30)     CD Stillwater-B, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD Stillwater-B, Inc. holds a 15% general partnership interest in the Star Group Stillwater I Geothermal Partners, which owns a 12.5 MV geothermal small power productions facility located in Churchill County, Nevada. The facility is leased by Star Group Stillwater I Geothermal I pursuant to a triple net lease (Aques Investments Corporation II indirectly owns 50% of the issued and outstanding shares of Stillwater Geothermal I).

(31)     CD Stillwater-C, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CD Stillwater-C, Inc. holds a 25% general partnership interest in the Star Group Stillwater I Geothermal Partners, which owns a 12.5 MV geothermal small power productions facility located in Churchill County, Nevada. The facility is leased by Star Group Stillwater I Geothermal I pursuant to a triple net lease (Aques Investments Corporation II indirectly owns 50% of the issued and outstanding shares of Stillwater Geothermal I).

(32)     CE Central Wayne Energy Recovery, Limited Partnership

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CE Central Wayne Energy Recovery, Limited Partnership holds a 49% limited partnership interest in Central Wayne Energy Recovery Limited Partnership, which owns a 22 MW municipal solid waste-fueled electric generating facility located in Wayne County, Michigan.

(33)     CE Colver I, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CE Colver I, Inc. holds a 1% general partnership interest in Inter-Power/AhlCon Partners, L.P., which is the facility lessee under a sale/lease-back arrangement for a 110 MW waste coal-fired electric generating facility located in Cambria County, Pennsylvania.

(34)     CE Colver Limited Partnership

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CE Colver Limited Partnership holds a 24% limited partnership interest in Inter-Power/AhlCon Partners, L.P., which is the facility lessee under a sale/lease-back arrangement for a 110 MW waste coal-fired electric generating facility located in Cambria County, Pennsylvania.

(35)     CE Puna Limited Partnership

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CE Puna Limited Partnership holds a 50% general partnership interest in Puna Geothermal Venture, which owns a geothermal electric generating facility located in Hawaii.

(36)     CE Wayne I, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CE Wayne I, Inc. holds a 1% general partnership interest in Central Wayne Energy Recovery Limited Partnership, which owns a 22 MW municipal solid waste-fueled generating facility located in Wayne County, Michigan.

(37)     CII Woodpower I, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CII Woodpower I, Inc. holds a 45% general partnership interest in Pacific-Ultrapower Chinese Station, which owns a biomass-fired electric generating facility located in Tuolome County, California.

(38)     CII Woodpower II, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         CII Woodpower II, Inc. holds a 50% partnership interest in Rio Bravo Fresno, which owns a biomass-fired electric generating facility located in Fresno, California.

(39)     COSI Central Wayne, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         COSI Central Wayne, Inc. manages, operates and maintains a 22 MW municipal solid waste-fueled electric generating facility located in Wayne County, Pennsylvania, pursuant to a Management, Operation and Maintenance Agreement with Central Wayne Energy Recovery Limited Partnership, which owns the facility.

(40)     COSI Puna, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         COSI Puna, Inc. operates and maintains a 30 MW geothermal electric generating facility located in Hawaii pursuant to an agreement with Puna Geothermal Venture, which owns the facility.

(41)     COSI Sunnyside, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         COSI Sunnyside, Inc. operates and maintains a 51 MW waste coal-fired electric generating facility located in Carbon County, Utah, pursuant to an Operations and Maintenance Services Agreement with Sunnyside Cogeneration Associates, which owns the facility.

(42)     Handsome Lake Energy, LLC

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Handsome Lake Energy, LLC owns a 250 MW natural gas-fueled electric generating facility located in Venango County, Pennsylvania, which commenced commercial operation in 2001.

(43)     High Desert Power Project, LLC

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         High Desert Power Project, LLC will own a 750 MW natural gas-fueled combined cycle generating facility located in San Bernardino County, California, which is currently under construction and is expected to commence commercial operation in the year 2003.

(44) Big Sandy Peaker Plant, LLC

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Big Sandy Peaker Plant, LLC entered into a sale/leaseback arrangement with a governmental authority of Wayne County, West Virginia ("County") whereby the County took title to a 300 MW natural gas-fueled electric generating facility located in Wayne County, West Virginia. The County leases the facility back to Big Sandy Peaker Plant, LLC under a long-term lease that provides it with care, custody and control over the facility and an option to repurchase the facility at any time for $1.

(45)     Aques Investment Corporation II

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Aques Investment Corporation II holds a 50 % interest in Stillwater Geothermal I, which leases a 12.5 MW geothermal facility in Churchill County, Nevada.

(46)     Constellation Operating Services, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Constellation Operating Services, Inc. provides operating and maintenance services to the Pacific-Ultrapower Chinese Station, a 22 MW biomass facility in Tuolome County, California; Rio Bravo Fresno, 24 MW biomass facility in Fresno, California; Rio Bravo Jasmin 32 MW cogeneration facility in Kern County, California; Rio Bravo Rocklin 24 MW biomass facility in Rocklin, California; Rio Bravo Poso 32 MW cogeneration facility in Kern County, California; AMOR IX, the lessee of a 17MW geothermal facility owned by Soda Lake Limited Partnership in Churchill County, Nevada; Stillwater Geothermal I, the lessee of a 12.5 MW geothermal facility owned by Star Group Stillwater I Geothermal Partners in Churchill County, Nevada; Panther Creek Partners the lessee of an 86 MW wastecoal-fired facility in Carbon County, Pennsylvania; and Colstrip Energy Limited Partnership 42 MW waste coal-fired facility in Rosebud, Montana.

(47)     Holland Energy, LLC

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Holland Energy, LLC will own a 665 MW gas-fired combined cycle generating facility located in Shelby County, Illinois which is under construction and expected to be completed in the second quarter of 2002.

(48) Oleander Power Project, Limited Partnership

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Oleander Power Project, Limited Partnership is an up to 875 MW gas and oil fired simple cycle facility located in Brevard County, Florida, which is under construction and expected to be completed in the second quarter of 2002.

(49)     COSI A/C Power, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         COSI A/C Power, Inc. holds a 50% general partnership interest in A/C Power, a Maryland general partnership which operates and maintains the facility pursuant to agreements with InterPower/Ahlcon Partners, L.P., the facility lesser under a sale/lease-back arrangement for the facility.

(50)     Rio Nogales Power Project, L.P.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

Rio Nogales Power Project L.P. is the sole direct owner and operator of a 800 MW natural gas-fired combined cycle power facility located in Sequin, Texas, currently being constructed.

(51)     Calvert Cliffs Nuclear Power Plant, Inc.

         1997 Annapolis Exchange Parkway
         Suite 500
         Annapolis, Maryland 21401

         Owns the Calvert Cliffs nuclear power plant located in Lusby, Maryland. It has a 1,690 MW generating capacity and sells its output to Constellation Power Source, Inc., an affiliate.

(52)     Constellation Power Source Generation, Inc. (CPSGI)

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Owns the following generating plants: Brandon Shores, a coal fueled 1,300 MW facility located in Anne Arundel County, Maryland; Herbert A. Wagner, a coal, oil and gas fueled 1,020 MW facility located in Anne Arundel County, Maryland; Charles P. Crane, a coal and oil fueled, 400 MW facility located in Baltimore County, Maryland; Gould Street, an oil and gas fueled 104 MW facility located in Baltimore City, Maryland; Riverside, an oil and gas fueled 151 MW facility located in Baltimore County, Maryland; Keystone, a coal fueled 1,711 MW facility of which CPSGI is entitled to 359 MW located in Armstrong and Indiana Counties, Pennsylvania; Conemaugh, a coal fueled 1,711 MW facility of which CPSGI is entitled to 181 MW located in Indiana County, Pennsylvania; Perrryman, an oil and gas fueled 350 MW facility located in Harford County, Maryland; Notch Cliff, a gas fueled 128 MW facility located in Baltimore County, Maryland; Westport, a gas fueled 121 MW facility located in Baltimore City, Maryland; and Philadelphia Road, an oil fueled 64 MW facility located in Baltimore City, Maryland.

(53)     Nine Mile Point Nuclear Station, LLC

         1997 Annapolis Exchange Parkway
         Suite 500
         Annapolis, Maryland 21401

         Owns 100% of Nine Mile 1 and 82% of Nine Mile 2 located in Scriba, New York. Unit 1 and Unit 2 have a 609 MW and a 1,148MW generating capacity, respectively. Nine Mile Point Nuclear Station, LLC's total ownership is 1,550 MW of generating capacity.

         (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

(1)      Safe Harbor

                                                    Description of
System Company                                      Interest Held
--------------                                      -------------

Constellation Energy Group, Inc.                    100% ownership of
                                                    Constellation Enterprises,
                                                    Inc.

Constellation Enterprises, Inc.                     100% ownership of
                                                    Constellation Holdings, Inc.

Constellation Holdings, Inc.                         100% ownership of
                                                     Constellation Power Source
                                                     Holdings, Inc.

Constellation Power Source                           100% of Constellation Power
Holdings, Inc.                                       Source Generation, Inc.

Constellation Power Source                           Owns two thirds stock
Generation, Inc.                                     one half voting
                                                     stock of Safe
                                                     Harbor

(2)      Carr Street *

                                                     Description of
System Company                                       Interest Held
--------------                                       -------------

Constellation Energy Group, Inc.                     100% ownership of
                                                     Constellation
                                                     Enterprises, Inc.

Constellation Enterprises, Inc.                      19.9% ownership of
                                                     Orion Power
                                                     Holdings, Inc.

Orion Power Holdings, Inc.                           100% ownership of
                                                     Orion Power New
                                                     York L. P., and Orion Power
                                                     New York G. P.

Orion Power New York, L. P.                          99% ownership of
                                                     Carr Street

Orion Power New York, G. P.                          1% ownership of
                                                     Carr Street

--------------------------------------------------------------------------------

*  Interest sold in February 2002

(3)      Erie *

                                                       Description of
System Company                                         Interest Held
--------------                                         -------------

Constellation Energy Group, Inc.                       100% ownership of
                                                       Constellation
                                                       Enterprises, Inc.

Constellation Enterprises, Inc.                        19.9% ownership of
                                                       Orion Power
                                                       Holdings, Inc.

Orion Power Holdings, Inc.                             100% ownership of
                                                       Orion Power New
                                                       York L.P. and Orion Power
                                                       New York, G.P.

Orion Power New York, L. P.                            99% ownership of
                                                       Erie

Orion Power New York, G. P.                            1% ownership of
                                                       Erie

(4)      Astoria *

                                                       Description of
System Company                                         Interest Held
--------------                                         -------------

Constellation Energy Group, Inc.                       100% ownership of
                                                       Constellation
                                                       Enterprises, Inc.

Constellation Enterprises, Inc.                        19.9% ownership of
                                                       Orion Power
                                                       Holdings, Inc.

--------------------------------------------------------------------------------

* Interest sold in February 2002.

Orion Power Holdings, Inc.                           100% ownership of
                                                     Orion Power New

                                                     York L. P. and Orion Power
                                                     New York G. P.

Orion Power New York, L. P.                          99% ownership of
                                                     Astoria

Orion Power New York, G. P.                          1% ownership of
                                                     Astoria

(5)      Orion Power Midwest, L.P. (Midwest Facilities) *

                                                    Description of
System Company                                      Interest Held
--------------                                      -------------

Constellation Energy Group, Inc.                    100% ownership of
                                                    Constellation
                                                    Enterprises, Inc.

Constellation Enterprises, Inc.                     19.9% ownership of
                                                    Orion Power
                                                    Holdings, Inc.

Orion Power Holdings, Inc.                          100% ownership of
                                                    Orion Power Midwest L.P.
                                                    and Orion Power Midwest G.P.

Orion Power Midwest, L. P.                          99% ownership of
                                                    Midwest Facilities

Orion Power Midwest, G. P.                          1% ownership of
                                                    Midwest Facilities

--------------------------------------------------------------------------------

* Interest sold in February 2002.

(6)      Grupo Generador de Guatemala y Cia., S.C.A. (GGG)
         (formerly Guatemalan Generating Group y Cia S.C.A) **

System Company                                  Description of Interest Held
--------------                                  ----------------------------

Constellation Energy Group, Inc.                100% ownership of
                                                Constellation Enterprises, Inc.

Constellation Enterprises, Inc.                 100% ownership of
                                                Constellation Holdings, Inc.

Constellation Holdings, Inc.                    100% ownership of
                                                Constellation Power, Inc.

Constellation Power, Inc.                       100% ownership of Constellation
                                                Power International Investments,
                                                Ltd.

Constellation Power                             100% ownership of Green Tree
Investments International,                      Finance Company and Guatemala
Ltd.                                            Generating Group - I

Green Tree Finance Company                      99% ownership of Grupo
                                                Generador de Guatemala, S.A.

Guatemalan Generating                           1% ownership of Grupo Generador
Group - I                                       De Guatemala, S.A.
                                                99% ownership of Grupo Generador
                                                de Guatemala y Cia S.C.A.

Grupo Generador de Guatemala,                   1% ownership of Group Generador
S.A.                                            De Guatemala y Cia S.C.A.

(7)      Cos de Guatemala S.A.

System Company                                  Description of Interest Held
--------------                                  ----------------------------

Constellation Energy Group,                     100% ownership of Inc.
                                                Constellation Enterprises, Inc.

Constellation Enterprises,                      100% ownership of
Inc.                                            Constellation Holdings, Inc.

--------------------------------------------------------------------------------

** Interest sold in December 2001.

Constellation Holdings,                    100% ownership of
Inc.                                       Constellation Power, Inc.

Constellation Power, Inc.                  100% ownership of Constellation
                                           Operating Services, Inc.

Constellation Operating                    100% ownership of Constellation
Services, Inc.                             Operating Services International
                                           100% ownership of Constellation
                                           Operating Services International - I

Constellation Operating                    80% ownership of Cos De
Services International                     Guatemala S.A.

Constellation Operating 20% ownership of Cos de Services International - I Guatemala, S.A.

(8)      Empresa Electrica Valle Hermoso S.A.

System Company                             Description of Interest Held
--------------                             ----------------------------

Constellation Energy Group,                100% ownership of
Inc.                                       Constellation Enterprises, Inc.

Constellation Enterprises,                 100% ownership of
Inc.                                       Constellation Holdings, Inc.

Constellation Holdings, Inc.               100% ownership of
                                           Constellation Power, Inc.

Constellation Power, Inc.                  100% ownership of Constellation
                                           Power International Investments, Ltd.

Constellation Power                        15.5% ownership of The Bolivian
International Investments, Ltd.            Generating Group, LLC

                                           50% ownership of C&O Bolivia, LLC

C&O Bolivia, LLC                           26% ownership of The Bolivian
                                           Generating Group, LLC

The Bolivian Generating Group,             50% ownership of Empresa
LLC                                        Electrica Valle Hermoso, S.A.

(9)      The Bolivian Generating Group, LLC

System Company                             Description of Interest Held
--------------                             ----------------------------

Constellation Energy Group,                100% ownership of
Inc.                                       Constellation Enterprises, Inc.


Constellation Enterprises,                 100% ownership of
Inc.                                       Constellation Holdings, Inc.

Constellation Holdings, Inc.               100% ownership of
                                           Constellation Power, Inc.

Constellation Power, Inc.                  100% ownership of Constellation
                                           Power International Investments, Ltd.

Constellation Power                        15.5% ownership of The Bolivian
International Investments,                 Generating Group, LLC
Ltd.
                                           50% ownership of C&O Bolivia, LLC

C&O Bolivia, LLC                           26% ownership interest of
                                           The Bolivian Generating Group, LLC

(10)     C&O Bolivia, LLC

System Company                             Description of Interest Held
--------------                             ----------------------------

Constellation Energy Group,                100% ownership of
Inc.                                       Constellation Enterprises, Inc.

Constellation Enterprises,                 100% ownership of
Inc.                                       Constellation Holdings, Inc.

Constellation Holdings, Inc.               100% ownership of
                                           Constellation Power, Inc.

Constellation Power, Inc.                  100% ownership of Constellation
                                           Power International Investments, Ltd.

Constellation Power                        50% ownership of
International Investments,                 C&O Bolivia, LLC
Ltd.

(11)     Intentionally left blank

(12) Compania Forca E Luz Cataguazes - Leopoldina and Cia De Electricidad De Nova Friburgo

System Company                             Description of Interest Held
--------------                             ----------------------------

Constellation Energy Group,                100% ownership of
Inc.                                       Constellation Enterprises, Inc.

Constellation Enterprises,                 100% ownership of
Inc.                                       Constellation Holdings, Inc.

Constellation Holdings,                    100% ownership of
Inc.                                       Constellation Power, Inc.

Constellation Power, Inc.                  100% ownership of Constellation
                                           Power International Investments, Ltd.

Constellation Power                        16.5% ownership of The Latin
International Investments,                 America Energy
Ltd.                                       and Electricity Fund I, L.P.

                                           8.291% of Fondelec General
                                           Partners, L.P.

Fondelec General Partners,                 1% of the Latin American Energy
L.P.                                       and Electricity Fund I, L.P.

The Latin America Energy and               7.06% ownership of Compania
Electricity Fund I, L.P.                   Forca E Luz Cataguazes -
                                           Leopoldina and Cia De
                                           Electricidad De Nova Friburgo

(13) ELECTRA NORESTE, S.A. (formerly known as Empresa de Distribucion Electrica Noreste, S.A.)

System Company                             Description of Interest Held
--------------                             ----------------------------

Constellation Energy Group,                100% ownership of
Inc.                                       Constellation Enterprises, Inc.

Constellation Enterprises,                 100% ownership of
Inc.                                       Constellation Holdings, Inc.

Constellation Holdings, Inc.                   100% ownership of
                                               Constellation Power, Inc.

Constellation Power, Inc.                      100% ownership of
                                               Constellation Power
                                               International Investments, Ltd.

                                               100% ownership of CP
                                               Panama Investors, Inc.

Constellation Power                            100% of Class B common stock
International Investments,                     of CP Panama I, S.A.
Ltd.

                                               25% of Class A common stock of
                                               Panama Distribution Group, S.A.

CP Panama Investors, Inc.                      100% of Class A. common stock of
                                               CP Panama I, S.A.
CP Panama I, S.A.                              55% of Class A common stock of
                                               Panama Distribution Group, S.A.

Panama Distribution Group,                     51% of Elektra Noreste, S.A.
S.A.

(14)     Malacha Hydro Limited Partnership

System Company                                 Description of Interest Held
--------------                                 ----------------------------

Constellation Energy Group,                    100% ownership of
Inc.                                           Constellation Enterprises, Inc.

Constellation Enterprises,                     100% ownership of
Inc.                                           Constellation Holdings, Inc.

Constellation Holdings, Inc.                   100% ownership of
                                               Constellation Investments, Inc.
Constellation Investments,                     100% ownership of CD
Inc.                                           Malacha I, Inc.

CD Malacha I, Inc.                             1% General Partner and up to
                                               49% Limited Partner of
                                               Malacha Hydro Limited
                                               Partnership

(15)     CD ACE I, Inc.

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of
                                                 Constellation Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of
                                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of
                                                 Constellation Investments, Inc.

Constellation Investments, Inc.                  100% ownership of
                                                 CD ACE I, Inc.

(16)     CD ACE II, Inc.

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of Constellation
                                                 Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of
                                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of
                                                 Constellation Investments, Inc.

Constellation Investments Inc.                   100% ownership of
                                                 CD ACE II, Inc.

(17)     CD ACE III, Inc.

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of Constellation
                                                 Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of
                                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of
                                                 Constellation Investments, Inc.

Constellation Investments Inc.                   100% ownership of
                                                 CD ACE III, Inc.

(18)     CD ACE IV, Inc.

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of Constellation
                                                 Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of
                                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of
                                                 Constellation Power, Inc.

Constellation Power, Inc.                        100% ownership of
                                                 CD ACE IV, Inc.

(19)     Sunnyside II, L.P.

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of Constellation
                                                 Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of
                                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of
                                                 Constellation Power, Inc.

Constellation Power, Inc.                        100% ownership of
                                                 CP Sunnyside I, Inc.

CP Sunnyside I, Inc.                             100% ownership of
                                                 Sunnyside II, Inc. and
                                                 Sunnyside III, Inc.

Sunnyside II, Inc.                               95% general partner of
                                                 Sunnyside II, L.P.

Sunnyside III, Inc.                              5% limited partner of
                                                 Sunnyside II, L.P.

(20)     University Park Energy, LLC

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of
                                                 Constellation Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of
                                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of
                                                 Constellation Power, Inc.

Constellation Power, Inc.                        100% Member of
                                                 University Park Energy, LLC

(21)     Wolf Hills Energy, LLC

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of
                                                 Constellation Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of
                                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of
                                                 Constellation Power, Inc.

Constellation Power, Inc.                        100% Member of
                                                 Wolf Hills Energy, LLC

(22)     CD Panther Partners, L.P.

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of Constellation
                                                 Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of
                                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of
                                                 Constellation Power, Inc.

Constellation Power, Inc.                     100% ownership of
                                              CD Panther II, Inc. and
                                              50% ownership of Panther
                                              Creek Holdings, Inc.

Panther Creek Holdings, Inc.                  100% ownership of
                                              CD Panther I, Inc. and
                                              Pegasus Power Company, Inc.

CD Panther I, Inc.                            1% general partner of
                                              CD Panther Partners, L.P.

CD Panther II, Inc.                           99% limited partner of
                                              CD Panther Partners, L.P.

(23) CD Rocklin I, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Investments, Inc.               100% ownership of
                                              CD Rocklin I, Inc.

(24) CD Rocklin II, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Investments, Inc.               100% ownership of
                                              CD Rocklin II, Inc.

(25) CD Rocklin III, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Investments, Inc.               100% ownership of
                                              CD Rocklin III, Inc.

(26) CD Soda I, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Investments, Inc.

Constellation Investments, Inc.               100% ownership of
                                              CD Soda I, Inc.

(27) CD Soda II, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Investments, Inc.

Constellation Investments, Inc.               100% ownership of
                                              CD Soda II, Inc.

(28) CD Soda III, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% ownership of
                                              CD Soda III, Inc.

(29) CD Stillwater-A, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Investments, Inc.

Constellation Investments, Inc.               100% ownership of
                                              CD Stillwater-A, Inc.

(30) CD Stillwater-B, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Investments, Inc.

Constellation Investments, Inc.               100% ownership of
                                              CD Stillwater-B, Inc.

(31) CD Stillwater-C, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Investments, Inc.

Constellation Investments, Inc.               100% ownership of
                                              CD Stillwater-C, Inc.

(32) CE Central Wayne Energy Recovery, Limited Partnership

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% ownership of
                                              CE Wayne I, Inc. and
                                              CE Wayne II, Inc.

CE Wayne I, Inc.                              1% general partner of
                                              CE Central Wayne Energy Recovery
                                              Limited Partnership

CE Wayne II, Inc.                             99% limited partner of
                                              CE Central Wayne Energy Recovery
                                              Limited Partnership

(33) CE Colver I, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% ownership of
                                              CE Colver I, Inc.

(34) CE Colver Limited Partnership

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% ownership of
                                              CE Colver II, Inc. and
                                              CE Colver III, Inc.

CE Colver II, Inc.                            99% limited partnership interest
                                              in CE Colver Limited Partnership

CE Colver III, Inc.                           1% general partnership interest
                                              in CE Colver Limited Partnership

(35) CE Puna Limited Partnership

System Company                             Description of Interest
--------------                             -----------------------

Constellation Energy Group, Inc.           100% ownership of Constellation
                                           Enterprises, Inc.

Constellation Enterprises, Inc.            100% ownership of
                                           Constellation Holdings, Inc.

Constellation Holdings, Inc.               100% ownership of
                                           Constellation Power, Inc.

Constellation Power, Inc.                  100% ownership of
                                           CE Puna I, Inc. and CE Puna II, Inc.

CE Puna I, Inc.                            50% general partnership interest in
                                           CE Puna Limited Partnership

CE Puna II, Inc.                           50% limited partnership interest in
                                           CE Puna Limited Partnership

(36) CE Wayne I, Inc.

System Company                             Description of Interest
--------------                             -----------------------

Constellation Energy Group, Inc.           100% ownership of Constellation
                                           Enterprises, Inc.

Constellation Enterprises, Inc.            100% ownership of
                                           Constellation Holdings, Inc.

Constellation Holdings, Inc.               100% ownership of
                                           Constellation Power, Inc.

Constellation Power, Inc.                  100% ownership of
                                           CE Wayne I, Inc.

(37)   CII Woodpower I, Inc.

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of Constellation
                                                 Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of
                                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of
                                                 Constellation Investments, Inc.


Constellation Investments, Inc.                  100% ownership of
                                                 CII Woodpower I, Inc.

(38)   CII Woodpower II, Inc.

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of Constellation
                                                 Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of
                                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of
                                                 Constellation Investments, Inc.

Constellation Investments, Inc.                  100% ownership of
                                                 CII Woodpower II, Inc.

(39)   COSI Central Wayne, Inc.

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of Constellation
                                                 Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of
                                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Operating Services,
                                              Inc.

Constellation Operating Services, Inc.        100% ownership of
                                              COSI Central Wayne, Inc.

(40)   COSI Puna, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% ownership of Constellation
                                              Operating Services, Inc.

Constellation Operating Services, Inc.        100% ownership of
                                              COSI Puna, Inc.

(41)   COSI Sunnyside, Inc.

System Company                                Description of Interest
--------------                                -----------------------

Constellation Energy Group, Inc.              100% ownership of Constellation
                                              Enterprises, Inc.

Constellation Enterprises, Inc.               100% ownership of
                                              Constellation Holdings, Inc.

Constellation Holdings, Inc.                  100% ownership of
                                              Constellation Power, Inc.

Constellation Power, Inc.                     100% ownership of Constellation
                                              Operating Services, Inc.

Constellation Operating Services, Inc.        100% ownership of
                                              COSI Sunnyside, Inc.

(42)   Handsome Lake Energy, LLC

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of Constellation
                                             Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Power, Inc.

Constellation Power, Inc.                    100% membership interest in
                                             Handsome Lake Energy, LLC

(43)   High Desert Power Project, LLC

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of Constellation
                                             Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Power, Inc.

Constellation Power, Inc.                    100% ownership of
                                             CP High Desert I, Inc. and
                                             CP High Desert II, Inc.

CP High Desert I, Inc.                       1% general partnership interest in
                                             CP High Desert Limited Partnership
                                             and 1% membership interest in
                                             High Desert Power Project, LLC

CP High Desert II, Inc.                      99% limited partnership interest in
                                             CP High Desert Limited Partnership

CP High Desert Limited Partnership           99% membership interest in
                                             High Desert Power Project, LLC

(44)   Big Sandy Peaker Plant, LLC

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of Constellation
                                                 Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of
                                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of
                                                 Constellation Power, Inc.

Constellation Power, Inc.                        100% membership in
                                                 Big Sandy Peaker Plant, LLC

(45)   Aques Investment Corporation II

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of Constellation
                                                 Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of Constellation
Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of Constellation
                                                 Power, Inc.

Constellation Power, Inc.                        100% ownership of Aques
                                                 Investment Corporation II

(46)   Constellation Operating Services

System Company                                   Description of Interest
--------------                                   -----------------------

Constellation Energy Group, Inc.                 100% ownership of Constellation
                                                 Enterprises, Inc.

Constellation Enterprises, Inc.                  100% ownership of Constellation
                                                 Holdings, Inc.

Constellation Holdings, Inc.                     100% ownership of Constellation
                                                 Power, Inc.

Constellation Power, Inc.                  100% ownership of Constellation
                                           Operating Services, Inc.

Constellation Operating Services, Inc.     100% ownership of COSI Ultra, Inc.
                                           and COSI Ultra II, Inc.

COSI Ultra I, Inc.                         50% partner of Constellation
                                           Operating Services

COSI Ultra II, Inc.                        50% partner of Constellation
                                           Operating Services

(47)   Holland Energy, LLC

System Company                             Description of Interest
--------------                             -----------------------

Constellation Energy Group, Inc.           100% ownership of Constellation
                                           Enterprises, Inc.

Constellation Enterprises, Inc.            100% ownership of Constellation
                                           Holdings, Inc.

Constellation Holdings, Inc.               100% ownership of Constellation
                                           Power, Inc.

Constellation Power, Inc.                  100% ownership of Holland Energy,
                                           LLC

(48)   Oleander Power Project, Limited Partnership

System Company                             Description of Interest
--------------                             -----------------------

Constellation Energy Group, Inc.           100% ownership of Constellation
                                           Enterprises, Inc.

Constellation Enterprises, Inc.            100% ownership of Constellation
                                           Holdings, Inc.

Constellation Holdings, Inc.               100% ownership of Constellation
                                           Power, Inc.

Constellation Power, Inc.                  100% ownership of CP Florida
                                           IInvestors, Inc., CP Oleander I, Inc.
                                           and CP Oleander II, Inc.

CP Florida Investors, Inc.                  1% partnership interest in CP
                                            Oleander, LP

CP Oleander II, Inc.                        99% partnership interest in CP
                                            Oleander, LP

CP Oleander, LP                             99% partnership interest in Oleander
                                            Power Project, LP

CP Oleander I, Inc.                         1% partnership interest in Oleander
                                            Power Project, LP

(49)   COSI A/C Power, Inc.

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of
                                            Constellation Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of
                                            Constellation Power, Inc.

Constellation Power, Inc.                   100% ownership of Constellation
                                            Operating Services, Inc.

Constellation Operating Services, Inc.      100% ownership of
                                            COSI A/C Power, Inc.

(50)   Rio Nogales Power Project, L.P.

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of
                                            Constellation Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of
                                            Constellation Power, Inc.

Constellation Power, Inc.                       100% ownership of
                                                Rio Nogales I, Inc. and
                                                Rio Nogales II, Inc.

Rio Nogales I, Inc.                             1% partnership interest in
                                                Rio Nogales Power Project, L.P.

Rio Nogales II, Inc.                            99% partnership interest in
                                                Rio Nogales Power Project, L.P.

(51)   Calvert Cliffs Nuclear Power Plant, Inc.

System Company                                  Description of Interest
--------------                                  -----------------------

Constellation Energy Group, Inc.                100% ownership of Constellation
                                                Nuclear, LLC

Constellation Nuclear, LLC                      100% ownership of Calvert Cliffs
                                                Nuclear Power Plant, Inc.

(52)   Constellation Power Source Generation, Inc.

System Company                                  Description of Interest
--------------                                  -----------------------

Constellation Energy Group, Inc.                100% ownership of Constellation
                                                Enterprises, Inc.

Constellation Enterprises, Inc.                 100% ownership of Constellation
                                                Holdings, Inc.

Constellation Holdings, Inc.                    100% ownership of Constellation
                                                Power Source Holdings, Inc.

Constellation Power Source                      100% ownership of Constellation
Holdings, Inc.                                  Power Source Generation, Inc.

(53)   Nine Mile Point Nuclear Station, LLC

System Company                                  Description of Interest
--------------                                  -----------------------

Constellation Energy Group, Inc.                100% ownership of
                                                Constellation Nuclear, LLC

Constellation Nuclear, LLC                      100% ownership of Constellation
                                                Nuclear Power Plants, Inc.

Constellation Nuclear Power Plants, Inc.       100% ownership of Nine Mile Point
                                               Nuclear Station, LLC

                  (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

                              See Attached Annex A

                  (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period. (All figures are as of 12/31/01).

                              See Attached Annex B

                  (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                              See Attached Annex C

                                    EXHIBIT A

       A consolidating statement of income and surplus of the claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

                              See Attached Annex D

                                    EXHIBIT B

       An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding-company system.

                            See response to Item 4(b)

       The above-named claimant has caused this Form U-3A-2 to be duly executed on its behalf by its authorized officer on this 28th day of February, 2002.

                                                Constellation Energy Group, Inc.

                                                  By: David A. Brune
                                                      --------------

                                                      David A. Brune
                                                      Vice President and
                                                      Secretary

Corporate Seal

Attest:

By: Thomas E. Ruszin, Jr.
    ---------------------

       Thomas E. Ruszin, Jr.
       Treasurer and Assistant Secretary


Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

                   David A. Brune, Vice President and Secretary
                   Constellation Energy Group, Inc.
                   250 W. Pratt Street
                   Baltimore, MD 21201

                                     Annex A

        Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                     Annex B

        Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                     Annex C

        Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                     Annex D

        Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.